UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12
JOHN WILEY & SONS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Jesse C. Wiley
Chairman of the Board

T + 1 201 748 6000
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August 16, 2019

To Our Shareholders:

We cordially invite you to attend the 2019 Annual Meeting of Shareholders of John Wiley & Sons, Inc., to be held on Thursday, September 26, 2019, at 8:00 A.M. EDT. We are also hosting our Annual Meeting online to make it easier for our shareholders to attend. The Annual Meeting will be simulcast online at www.virtualshareholdermeeting.com/JWA2019. Details of access to the webcast are provided in the Notice of Meeting. For shareholders who wish to attend the meeting in person, accommodations will be available at the Company’s headquarters, 111 River Street, Hoboken, New Jersey. The official Notice of Meeting, Proxy Statement, and separate forms of proxy for Class A and Class B shareholders are enclosed with this letter. The matters listed in the Notice of Meeting are described in the Proxy Statement.

The Board of Directors welcomes and appreciates the interest of all our shareholders in the Company’s affairs, and encourages those entitled to vote at this Annual Meeting to take the time to do so. We hope you will attend the meeting, but whether or not you expect to be present, please vote your shares, either by signing, dating, and promptly returning the proxy card (or, if you own two classes of shares, both proxy cards) in the accompanying postage-paid envelope, by telephone using the toll-free telephone number printed on the proxy card, or via the Internet using the instructions printed on the proxy card. This will ensure that your shares are represented at the meeting. Even if you execute this proxy, vote by telephone, or vote via the Internet, you may revoke your proxy at any time before it is exercised by giving written notice of revocation to the Corporate Secretary of the Company, by executing and delivering a later-dated proxy (either in writing, by telephone, or via the Internet), or by voting in person or online at the Annual Meeting. If you attend the meeting, you will be able to vote in person if you wish to do so, even if you previously returned your proxy card, voted by telephone, or voted via the Internet prior to the Annual Meeting.

Your vote is important to us, and we appreciate your prompt attention to this matter.

Sincerely,

Chairman of the Board

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 5800
www.wiley.com

Joanna Jia
Corporate Secretary

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Notice of Annual Meeting of Shareholders
to be held September 26, 2019

To Our Shareholders:

The Annual Meeting of Shareholders of John Wiley & Sons, Inc. will be held online at www.virtualshareholdermeeting.com/JWA2019. For shareholders who wish to attend the meeting in person, accommodations will be available at the Company’s headquarters, 111 River Street, Hoboken, New Jersey. The Annual Meeting will be held on Thursday, September 26, 2019 at 8:00 A.M. EDT, for the following purposes:

1.   To elect a board of ten (10) directors, of whom three (3) are to be elected by the holders of Class A Common Stock voting as a class and seven (7) are to be elected by the holders of Class B Common Stock voting as a class;

2.   To ratify the appointment by the Board of Directors of the Company’s independent public accountants for the fiscal year ending April 30, 2020;

3.   To hold an advisory vote to approve named executive officer compensation; and

4.   To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on August 2, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Attendance at the Annual Meeting will be limited to shareholders as of the record date. Each shareholder will need to provide an admission ticket or proof of ownership of the Company’s stock and valid picture identification for admission to the meeting. Admission procedures are described further on page 1 of the Proxy Statement.

Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or bank);
•	Visit the Internet website at www.proxyvote.com; or
•	Sign, date and promptly return your proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Joanna Jia

Corporate Secretary

August 16, 2019
Hoboken, New Jersey

Your vote is important to us. Whether or not you plan to be present at the Annual Meeting, please vote your proxy either via the Internet, by telephone, or by mail. Signing and returning the proxy card, voting via the Internet or by telephone does not affect your right to vote in person or online, if you attend the Annual Meeting.

111 River Street, Hoboken, NJ 07030-5774, U.S.
T +1 201 748 6000
F +1 201 748 5800
www.wiley.com

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of John Wiley & Sons, Inc. (the “Company” or “Wiley”) of proxies to be used at the Annual Meeting of Shareholders to be held on September 26, 2019 at the time and place set forth in the accompanying Notice of Meeting and at any and all adjournments thereof. This Proxy Statement and accompanying forms of proxy relating to each class of Common Stock, together with the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2019 (“Fiscal 2019”), are first being sent or given to shareholders on or about August 16, 2019.

The executive offices of the Company are at 111 River Street, Hoboken, New Jersey 07030-5774.

Attending the Annual Meeting

Attendance at the Annual Meeting is limited to shareholders as of August 2, 2019, the record date. You will need to provide proof of ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof, such as a bank or brokerage account statement, of your ownership of common stock as of August 2, 2019, to be admitted to the Annual Meeting. For holders of record, please bring either the admission ticket attached to your proxy card or your Notice of Internet Availability of Proxy Materials. At the Annual Meeting, representatives of the Company will confirm your shareholder status. Shareholders must also present a form of photo identification such as a driver’s license or passport to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, bags, briefcases, packages or similar items will be permitted at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on September 26, 2019

This year we are again using the “Notice and Access” system adopted by the U.S. Securities and Exchange Commission (the “SEC”) relating to the delivery of proxy materials over the Internet. As a result, we mailed you a notice about the Internet availability of the proxy materials instead of paper copies. Shareholders will have the ability to access the proxy materials over the Internet and to request a paper copy of the materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the Notice of Meeting. We believe that the Notice and Access rules will allow us to use Internet technology that many shareholders prefer, assure more prompt delivery of the proxy materials, lower our cost of printing and delivering the proxy materials, and minimize the environmental impact of printing paper copies.

The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

Voting Securities, Record Date, Principal Holders	pg. 3

Proposals On Which You May Vote	pg. 4

Proposal 1. Election of Directors’ Nominees for the Board of Directors	pg. 4

Process for Identifying and Evaluating Nominees for Director	pg. 4

Director Qualifications	pg. 5

Election of Directors	pg. 6

Proposal 2. Ratification of KPMG as Independent Accounting Firm	pg. 10

Proposal 3. Advisory Vote on Approval of Named Executive Officer Compensation	pg. 10

Governance Of The Company And Board Structure	pg. 12

Board of Directors and Corporate Governance	pg. 12

Committees of the Board of Directors and Certain Other Information Concerning the Board	pg. 13

Board and Committee Oversight of Risk	pg. 15

How Do We Address Risk in Our Compensation Program?	pg. 16

CEO Pay Ratio	pg. 17

Transactions with Related Persons	pg. 17

Corporate Governance Principles	pg. 18

Beneficial Ownership of Directors and Management	pg. 20

Section 16(a) Beneficial Ownership Reporting Compliance	pg. 22

Report Of The Audit Committee	pg. 22

Fees of Independent Auditor	pg. 22

Executive Compensation	pg. 24

Report of the Compensation Committee	pg. 24

Compensation Committee Interlocks and Insider Participation	pg. 24

Performance Graph	pg. 24

Fiscal 2019 Compensation Discussion and Analysis	pg. 25

Director Compensation	pg. 48

Directors’ Compensation Fiscal 2019	pg. 48

Other Matters	pg. 50

Manner and Expenses of Solicitation	pg. 50

Electronic Delivery of Materials	pg. 50

Deadline for Submission of Shareholder Proposals	pg. 51

VOTING SECURITIES, RECORD DATE, PRINCIPAL HOLDERS

At the close of business on August 2, 2019, there were 47,344,522 shares of Class A Common Stock, par value $1.00 per share (the “Class A Stock”), and 9,124,792 shares of Class B Common Stock, par value $1.00 per share (the “Class B Stock”), issued and outstanding and entitled to vote. Only shareholders of record at the close of business on August 2, 2019 are entitled to vote at the Annual Meeting of Shareholders on the matters that come before the Annual Meeting.

The holders of Class A Stock, voting as a class, are entitled to elect three (3) directors, and the holders of Class B Stock, voting as a class, are entitled to elect seven (7) directors. Each outstanding share of Class A Stock and Class B Stock is entitled to one vote for each Class A or Class B director, respectively. The presence in person or by proxy of a majority of the outstanding shares of Class A Stock or Class B Stock entitled to vote for directors designated as Class A or Class B directors, as the case may be, will constitute a quorum for the purpose of voting to elect that class of directors. All elections shall be determined by a plurality of the class of shares voting thereon. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward such nominee’s achievement of a plurality.

The holders of the Class A Stock and Class B Stock vote together as a single class on all other business that properly comes before the Annual Meeting, with each outstanding share of Class A Stock entitled to one-tenth (1/10) of one vote and each outstanding share of Class B Stock entitled to one vote.

Proposals 2 and 3 require approval by a majority of votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted in determining the votes cast for “non-routine” matters, but do have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on proposal 2 even if the broker does not receive voting instructions from you as the proposal is considered a “routine matter.”

The following table and footnotes set forth, at the close of business on August 2, 2019, information concerning each person of record, or known to the Company to own beneficially, or who might be deemed to own, 5% or more of its outstanding shares of Class A Stock or Class B Stock. The percentage of ownership is calculated based on 47,344,522 outstanding shares of Class A Stock and 9,124,792 outstanding shares of Class B Stock on August 2, 2019. The table below was prepared from the records of the Company and from information furnished to it. The percent of total voting power reflected below represents the voting power on all matters other than the election of directors, as described above.

Security Ownership of Certain Beneficial Owners

Name and Address	Title Of Class	Amount And Nature Of Beneficial Ownership	Percent Of Class	Percentage Of Voting Power

E.P. Hamilton Trusts, LLC(1)	A	462,338	0.98%	0.33%
124 Baden St.	B	8,125,536	89.05%	58.63%
San Francisco, CA

Deborah E. Wiley(2)(3)(4)	A	1,253,434	2.65%	0.90%
111 River Street	B	18,643	0.20%	0.13%
Hoboken, NJ

Peter Booth Wiley(2)(3)(4)	A	1,227,178	2.59%	0.88%
111 River Street	B	18,642	0.20%	0.13%
Hoboken, NJ

Name and Address	Title Of Class	Amount And Nature Of Beneficial Ownership	Percent Of Class	Percentage Of Voting Power
Bradford Wiley II(2)(3)(4)	A	846,952	1.79%	0.61%
111 River Street	B	12,240	0.03%	0.01%
Hoboken, NJ

The Vanguard Group, Inc.(5)	A	4,877,683	10.30%	3.52%
100 Vanguard Boulevard V 26
Malvern, PA 19355-2331

SSgA Funds Management, Inc.(5)	A	5,083,528	10.74%	3.67%
State Street Financial Center
1 Lincoln Street
Boston, MA 02111-2901

BlackRock Fund Advisors(5)	A	3,868,783	8.17%	2.79%
400 Howard Street
San Francisco, CA 94105-2618

Champlain Investment Partners LLC(5)	A	3,916,080	8.27%	2.83%
180 Battery Street, Suite 400
Burlington, VT 05401-5334
(1)	Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as members of the E.P. Hamilton Trusts, LLC established for the purpose of investing in, owning and managing securities of John Wiley & Sons, Inc., share investment and voting power. Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley as members of the E.P. Hamilton Trusts LLC, share voting and investment power with respect to 462,338 shares of Class A Stock and 8,125,536 shares of Class B Stock.
(2)	Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as co-trustees, share voting and investment power with respect to 55,072 shares of Class A Stock and 36,720 shares of Class B Stock under the Trust of Esther B. Wiley. For purposes of this table, each is shown as the owner of one-third of such shares.
(3)	Includes 400,000 shares of indirectly owned Class A Common Stock representing a membership interest in WG6 LLC.
(4)	Bradford Wiley II, Deborah E. Wiley and Peter Booth Wiley, as general partners of a limited partnership, share voting and investment power with respect to 301,645 shares of Class A Stock. For purposes of this table, each is shown as the owner of one-third of such shares.
(5)	Based on filings with the Securities and Exchange Commission, including filings as March 31, 2019 pursuant to Rule 13f-1 of the Securities Exchange Act of 1934, and other information deemed reliable by the Company.

PROPOSALS ON WHICH YOU MAY VOTE

Proposal 1. Election of Directors’ Nominees for the Board of Directors

Process for Identifying and Evaluating Nominees for Director

The Board annually recommends the slate of director nominees for election by the shareholders at the Annual Meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified individuals to stand for election, regardless of whether the current directors, a search firm or shareholders recommend the potential nominee. The Governance Committee has the authority to independently engage the services of a third-party search firm or other consultant to assist in identifying and screening potential director nominees, and has engaged a third-party search firm to do so. The full Board reviews and has final approval on all potential director nominees being recommended to the shareholders for election to the Board.

The Board and the Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

(1) The Board seeks qualified individuals who, taken together, represent the required diversity of skills, backgrounds and experience for the Board taken as a whole; (2) A director should have the required expertise and experience, should have a proven record of professional success and leadership and should be able to offer advice and guidance to the Company; (3) A director should possess the highest personal and professional ethics, integrity and values; must be inquisitive and objective and have the ability to exercise practical and sound business judgment; (4) A director should have the ability to work effectively with others; (5) Assuming that a potential director nominee possesses the required skills, background and experience, the Board also considers ethnic and gender diversity; (6) A majority of directors should be independent; and (7) A director retires from the Board at the annual meeting following his or her 70th birthday, unless an exception is approved by the Board.

On February 6, 2019, the Company announced that Matthew S. Kissner stepped down from the Board to take on the role of EVP and Group Executive, reporting into the Company’s President and CEO, Mr. Napack. Mr. Wiley was appointed as the Non-Executive Chairman of the Board as Mr. Kissner’s successor.

William B. Plummer provided notice on June 24, 2019 that he has decided not to stand for re-election as a director at the end of his current term, which will expire at the Company’s 2019 Annual Shareholder’s Meeting on September 26, 2019. The Board is searching for a candidate to fill the anticipated vacancy.

Director Qualifications

The Company’s Board has identified the following skill sets that are most important to the successful implementation of the Company’s long-range strategic plan: industry experience; strategic planning/business development/managerial experience; financial literacy or expertise; marketing experience; product development and management experience; general operations/manufacturing experience; international experience; information technology experience; government relations/regulatory agency experience; and management development and compensation experience. Information about each director nominee’s specific experience, qualifications and skills can be found in the biographical information below.

There are ten (10) nominees for election this year. Detailed information on each nominee is provided on pages 6 to 9. Except when the Board fills a vacancy occurring during the year preceding the next Annual Meeting of Shareholders, all directors are elected annually and serve a one-year term until the next Annual Meeting.

Ten (10) directors are to be elected to hold office until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. Unless contrary instructions are indicated or the proxy is previously revoked, it is the intention of management to vote proxies received for the election of the persons named below as directors. Directors of each class are elected by a plurality of votes cast by that class. If you do not wish your shares to be voted for particular nominees, please so indicate in the space provided on the proxy card, or follow the directions given by the telephone voting service or the Internet voting site. The holders of Class A Stock are entitled to elect 30% of the entire Board and if 30% of the authorized number of directors is not a whole number, the holders of Class A Stock are entitled to elect the nearest higher whole number of directors that is at least 30% of such membership. As a consequence, three (3) directors will be elected by the holders of Class A Stock. The holders of Class B Stock are entitled to elect seven (7) directors.

All of the nominees are currently directors of the Company and were elected to their present terms of office at the Annual Meeting of Shareholders held in September 2018, except Beth A. Birnbaum who was elected to the Board effective September 27, 2018. As noted above, Mr. Plummer provided notice on June 24, 2019 that he will not be standing for re-election at this year’s Annual Meeting of Shareholders.

Jesse C. Wiley, Brian A. Napack and Gary M. Rinck have agreed to represent shareholders submitting proper proxies by mail, via the Internet, or by telephone, and to vote for the election of the nominees listed herein, unless otherwise directed by the authority granted or withheld on the proxy cards, by telephone or via the Internet. Although the Board has no reason to believe that any of the persons named below as nominees will be unable or decline to serve, if any such person is unable or declines to serve, the persons named above may vote for another person at their discretion.

Election of Directors

Directors to be Elected by Class A Shareholders and Their Qualifications

Beth A. Birnbaum joined the Wiley board in September 2018. Ms. Birnbaum is a senior technology leader with over 20 years of experience in product, general management, operations and strategy. Most recently, Ms. Birnbaum served as chief operating officer at PlayFab, the backend service platform for gaming acquired by Microsoft (NASDAQ: MSFT) in early 2018. In that role, she led business operations, sales, marketing, customer success and financial planning. Prior to PlayFab, Ms. Birnbaum served in a variety of roles at GrubHub (NYSE: GRUB) from 2011 to 2016, most recently as senior vice president of product, and led product management, user experience and design during GrubHub's growth from a $20MM revenue startup to a public company with over $350MM in revenues. Prior to GrubHub, Ms. Birnbaum served in a variety of roles at Expedia (NASDAQ: EXPE) from 2003 to 2011, most recently as vice president of product and connectivity, re-architecting Expedia's commercial and technical relationships with global distribution systems (GDSs). In addition to serving on the Wiley board, Ms. Birnbaum currently serves as a board director at Ripl and Forterra. Age 47.

Ms. Birnbaum's qualifications for service on the Company’s Board include: (i) more than 20 years of experience in developing, launching and scaling successful consumer technology products and (ii) operating experience as a general manager and technology executive.

David C. Dobson, a Director since 2017, has been Chief Executive Officer of Epiq since January 2019. Previously, Mr. Dobson was the Chief Executive Officer of Digital River from February 2013 to July 2018 and has served as Vice Chairman of the Digital River’s board of directors since July 2018. Mr. Dobson served as an independent business consultant from July 2012 to February 2013. From July 2010 to July 2012, Mr. Dobson served as executive vice president and group executive, Global Lines of Business, at CA Technologies, a global provider of products and solutions for mainframe, distributed computing and cloud computing environments. From August 2009 to July 2010, Mr. Dobson served as President of Pitney Bowes Management Services, Inc., a wholly owned subsidiary of Pitney Bowes Inc., a manufacturer of software and hardware and a provider of services related to documents, packaging, mailing and shipping. From June 2008 to July 2009, Mr. Dobson served as Executive Vice President and Chief Strategy and Innovation Officer of Pitney Bowes Inc., where he was responsible for leading the development of the company’s long-term strategy. From June 2005 to June 2008, Mr. Dobson served as chief executive officer of Corel Corporation, a global provider of leading software titles. Prior thereto, Mr. Dobson spent 19 years at IBM where he held a number of senior management positions, including corporate vice president, Emerging Business Opportunities, and president and general manager, IBM Printing Systems Division. In addition to John Wiley & Sons, Mr. Dobson also serves on the boards of Digital River and Versapay. Age 57.

Mr. Dobson’s qualifications for service on the Company’s Board include: (i) extensive experience in senior management positions and (ii) experience with building and growing online businesses on a global basis.

William Pence joined the Wiley Board on May 1, 2016. Mr. Pence is an accomplished leader in the digital technology industry with over 25 years of experience. Most recently, Mr. Pence was Global Chief Technology Officer for AOL. In that role he led all aspects of AOL’s global technology strategy, platform development and external technology partnerships, as well as playing a key leadership role in the overall strategy and direction of AOL. He also created and led Area 51, which was focused on synchronizing innovation efforts across AOL’s venture investments, incubators, university relations, and internal R&D. Before joining AOL, Mr. Pence served as Executive Vice President and Chief Technology Officer of WebMD from 2007 to 2014, as well as Chief Operating Officer of WebMD from 2012 to 2014. At WebMD, he led many cross-company initiatives that drove innovative new products, improved operational efficiencies and user experiences for consumers and advertiser partners. He also drove technology and corporate operations improvement through automation, cloud technology and data management systems. Mr. Pence was instrumental in mobile product efforts across WebMD’s properties as well as the company’s global expansion. Prior to WebMD, Mr. Pence served as Chief Technology Officer and Senior Vice President at Napster from 2003 to 2007. From 2001 to 2003, he served as Senior Vice President and Chief Technology Officer of Pressplay, a Universal Music Group/Sony Music Entertainment joint venture, and from 2000 to 2001 he served as Senior Vice President and Chief Technology Officer of Universal Music Group. Previously, Mr. Pence spent more than a decade at IBM. Age 56.

Mr. Pence’s qualifications for service on the Company’s Board include: (i) 25 years of experience in developing and bringing innovative technology based products to market and (ii) operating experience as a technology executive.

Directors to be Elected by Class B Shareholders and Their Qualifications

Brian A. Napack, was appointed as the Company’s 14th President and Chief Executive Officer on December 4, 2017, and was simultaneously appointed to the Board of Directors. Mr. Napack joined John Wiley & Sons after serving as a Senior Advisor at Providence Equity Partners from 2012. Before joining Providence, Mr. Napack was President of Macmillan, the global publishing company, from 2006 to 2012. Prior to Macmillan, Mr. Napack was a Partner at L.E.K. Consulting LLC, where he led strategy, operations and M&A engagements throughout the media, entertainment and communications industries. Mr. Napack founded ThinkBox Inc. in 1997 and served as the Chief Executive Officer. Mr. Napack also worked at The Walt Disney Company, where he founded and ran Disney Educational Publishing, and was a co-founder of Disney Interactive. Earlier in his career, Mr. Napack held senior roles at Simon & Schuster, a leading education, consumer and professional publisher, and at A.T. Kearney, a global management consulting firm. Mr. Napack currently serves on the boards of Burning Glass and Zero to Three, a leading non-profit advocacy organization for young children. He previously held board positions at companies including Ascend Learning, Blackboard, Houghton Mifflin Harcourt, Ingram Industries, RB Media, Isolation Network, Education Management Corp., HotChalk, and Synergis. Age 57.

Mr. Napack’s qualifications for service on the Company’s Board include: (i) extensive background as a leader and innovator in the media, education and information industries; (ii) proven focus on the creation, management and growth of businesses in education and information that leverage new strategies, business models, technologies and distribution platforms to address evolving market demands; and (iii) significant experience gained through managing and serving on the boards of a wide array of companies in the Company’s industries.

Jesse C. Wiley, was elected Chairman of the Board of Directors of John Wiley & Sons in February 2019, having served as a director since 2012. Prior to being elected as Chairman of the Board, Mr. Wiley was an employee of the Company since 2003. Most recently, Mr. Wiley worked in Wiley’s Research division on business development including building partnerships with academic societies and helping grow business and partnerships in China. Previously he worked in corporate M&A and strategy development, on international business development, digital and new business initiatives, and product development within the division formerly known as Professional Development. Prior to that, he worked as a marketer and then editor of professional books. Age 49.

Mr. Wiley’s qualifications for service on the Company’s Board include broad and deep experience working with partners and customers in the markets Wiley serves, as well as in depth knowledge of many business units and functions within the Company, including working at the forefront of digital publishing and learning, developing new products and business models, and developing and executing partnerships and acquisitions. He has a Certificate of Director Education from the National Association of Corporate Directors.

Mari J. Baker, a director since 2011, has held a number of executive officer positions in public and private companies primarily in technology fields, including roles as CEO of PlayFirst, Inc. and Navigenics, Inc., COO of Velti, plc (NASDAQ:VELT), President of BabyCenter, Inc., a Johnson and Johnson company (NYSE: JNJ), and SVP/General Manager at Intuit, Inc. (NASDAQ: INTU). She has been involved in the venture capital community, including serving as executive-in-residence at Kleiner Perkins Caulfield and Byers; in the higher education community, as a Trustee of Stanford University as well as an Advisor to the Clayman Institute at Stanford; and in the executive leadership community, through her service as an officer in Young Presidents Organization. In addition to John Wiley & Sons, Ms. Baker currently serves on the boards of Blue Shield of California and Quicken, Inc. Age 54.

Ms. Baker’s qualifications for service on the Company’s Board include: (i) service on the boards of multiple for-profit corporations and large non-profit organizations; and (ii) being a proven business leader, experienced general manager and internet marketing veteran.

George Bell, a director since 2014, is a Senior Partner at Archer Venture Capital. He was affiliated with General Catalyst Partners, a venture capital and private equity firm, as a Managing Director and then an Executive in Residence, since 2006. Mr. Bell is a 30-year veteran of creating and growing consumer-facing and software businesses. From October 2010 to November 2013, he was President and CEO of Jumptap, a General Catalyst portfolio company, which sold to Millennial Media (NYSE: MM). Mr. Bell was also President and CEO of Upromise 2001-2006, also a General Catalyst portfolio company, sold to Sallie Mae; former chairman and CEO of Excite and Excite@Home 1996-2001; founder of The Outdoor Life Network (now NBC Sports Network); former Board Chair, Harris Interactive, sold to Nielsen; former senior vice president of Times Mirror Magazines, overseeing titles such as SKI and Field & Stream; recipient of the Ernst & Young Entrepreneur of the Year Award for California and New England; four-time Emmy Award-winning producer and writer of documentaries on adventure, wildlife, and vanishing cultures. Mr. Bell has also served on the board of Care.com Inc. (NYSE: CRCM) since September 2017. Age 62.

Mr. Bell’s qualifications for service on the Company’s Board include: (i) more than 30 years of entrepreneurial experience creating and growing consumer businesses as CEO; (ii) significant operating experience in consumer businesses, including introducing new business models and leveraging technology; and (iii) significant experience in assessing company operations and strategy.

Laurie A. Leshin, a director since 2015, became the 16th president of Worcester Polytechnic Institute (WPI) in June of 2014. Dr. Leshin brings to the Wiley board over 20 years of experience as a leader in academia and government service, and an accomplished record as a space scientist. Prior to joining WPI, Dr. Leshin served as the Dean of the School of Science at Rensselaer Polytechnic Institute in New York, where she expanded and strengthened interdisciplinary scientific research and education, championed diversity in STEM, and significantly expanded fundraising and outreach initiatives. While at Rensselaer, Dr. Leshin continued her work as a scientist for the Mars Curiosity Rover mission and was appointed by President Obama to the Advisory Board for the Smithsonian National Air and Space Museum. Prior to joining Rensselaer, Dr. Leshin served as the deputy director of NASA’s Exploration Systems Mission Directorate, where she was responsible for oversight of NASA’s future human spaceflight programs and activities. Dr. Leshin also worked as the director of science and exploration at NASA’s Goddard Space Flight Center. Dr. Leshin is a recipient of NASA’s Outstanding Leadership Medal, NASA’s Distinguished Public Service Medal, and the Meteoritical Society’s Nier Prize. She has served on the Board of Directors of Women in Aerospace and the Council of the American Geophysical Union. Age 54.

Dr. Leshin’s qualifications for service on the Company’s Board include: (i) executive leadership experience in academia and government service; (ii) being a leading scientist and educator in her field, (iii) insight into the needs and practices of the academic and research community critical for developing and innovating new business models in our key businesses, (iv) being a proven business leader, experienced general manager and internet marketing veteran.

Raymond W. McDaniel, Jr., a director since 2005, has been Chief Executive Officer of Moody’s Corporation since April 2005. From 2005 to April 2012 he also served as Chairman of Moody’s Corporation. In April 2012 he was named President of Moody’s Corporation in addition to Chief Executive Officer. He previously served as Chief Operating Officer of Moody’s Corporation from January 2004; President of Moody’s Corporation from October 2004; and President of Moody’s Investors Service since 2001. In prior assignments with Moody’s, he served as Senior Managing Director for Global Ratings & Research; Managing Director for International; and Director of Moody’s Europe, based in London. He has been a member of Moody’s Corporation Board of Directors since 2003. In 2015 Mr. McDaniel was named as a member of the Board of Trustees of Muhlenberg College. Age 61.

Mr. McDaniel’s qualifications for service on the Company’s Board include: (i) over eight years of experience as Chairman and over 14 years of experience as Chief Executive Officer of Moody’s Corporation; (ii) extensive international experience; and (iii) experience in implementing international business expansion and new products.

William J. Pesce, a director since 1998, served as the Company’s 10th President and Chief Executive Officer for 13 years from May 1998 to April 2011, when he retired after nearly 22 years at the Company. Mr. Pesce is a member of the Board of Trustees of William Paterson University, where he serves as a member of the Executive Committee, Chair of the Educational Policy and Student Development Committee and member of the Nominations and Governance Committee. Mr. Pesce is a benefactor and advisor to the Pesce Family Mentoring Institute at William Paterson University. He served on the Board of Overseers of NYU’s Stern School of Business for 17 years. Mr. Pesce serves as a guest lecturer, speaking with students about leadership, ethics and integrity. He launched Pesce Family Ventures, LLC in 2015 to invest in early stage companies, particularly entities that leverage enabling technology to serve customers. Age 68.

Mr. Pesce’s qualifications for service on the Company’s Board include: (i) over three decades of experience in publishing; (ii) 13 years as President and Chief Executive Officer, a period in which the Company recorded double-digit compound annual growth in revenue, EPS and the Company’s stock price, while being named to several “best companies” lists; extensive experience with leading a global public company, strategic planning, financial planning and analysis, acquisitions and partnerships, and investor relations; active engagement with leaders, faculty and students in the academic community; and exposure to innovative, technology-enabled business models at early stage companies.

The Board recommends a vote “FOR” the election of its nominees.

Proposal 2. Ratification of KPMG as Independent Accounting Firm

The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditor. The Audit Committee has appointed KPMG LLP (“KPMG”) as the Company’s independent auditors for Fiscal 2020. Although the Company is not required to do so, we are submitting the selection of KPMG for ratification by the shareholders because we believe it is a matter of good corporate practice.

The Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Unless contrary instructions are noted thereon, the proxies will be voted in favor of the following resolution, which will be submitted at the Annual Meeting:

“RESOLVED, that the appointment by the Audit Committee of KPMG LLP as independent public accountants for the Company for the fiscal year ending April 30, 2020 be, and it hereby is, ratified.”

In the event that the foregoing proposal is defeated, the adverse vote will be considered by the Audit Committee in its selection of auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending April 30, 2020 will be permitted to stand unless the Audit Committee finds other good reason for making a change. If the proposal is adopted, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the fiscal year if it believes that such a change would be in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of independent public accountants.

Proposal 3. Advisory Vote on Named Executive Officer Compensation

We are requesting that shareholders indicate their approval of our Named Executive Officers’ compensation, as described in the compensation tables, narrative discussion, and Compensation Discussion and Analysis set forth in this Proxy Statement. This proposal, known as a “say-on-pay” proposal, allows shareholders the opportunity to express their views on these matters. The “say on pay” vote is an advisory vote, which is therefore not binding on the Company, the Compensation Committee or the Board of Directors. However, the views of our shareholders are important to the Company, and will be given careful consideration by the Company, the Compensation Committee and the Board of Directors.

Compensation for our Named Executive Officers in Fiscal 2019 was consistent with the principles of our compensation philosophy and reflects our financial performance, the cumulative return to shareholders in Fiscal 2019 and achievements of the executive team. Our compensation philosophy is designed to (i) align the Company’s goals with shareholder interests; (ii) attract and retain world-class talent; (iii) pay competitively compared with our peer group and the marketplace; and (iv) reward superior performance and limit rewards for performance below targets. Our Fiscal 2019 compensation packages reflect these guiding principles.

The discussion set forth in the Compensation Discussion and Analysis on pages 25 to 47 of this Proxy Statement provides a complete discussion of our compensation programs and policies, including design, implementation, oversight, administration, ongoing review and risk assessment of our programs and policies. Our Compensation Committee and Board of Directors believe that our compensation programs and policies are designed and carried out to allow us to achieve our business goals and reflect the guiding principles of our compensation philosophy.

A vote “FOR” approval will be a vote in favor of the following resolution:

“RESOLVED, that the shareholders of John Wiley & Sons, Inc. hereby approve on an advisory basis the compensation of the Company’s Named Executive Officers, as described in the compensation tables, narrative discussion and Compensation Discussion and Analysis, set forth in this Proxy Statement.”

The Board of Directors recommends a vote “For” approval, on an advisory basis, of the compensation of John Wiley & Sons, Inc.’s Named Executive Officers as disclosed in this Proxy Statement.

GOVERNANCE OF THE COMPANY AND BOARD STRUCTURE

The Company’s Board of Directors is elected annually by the shareholders to provide oversight so that the long-term interests of the shareholders are served. The Company’s business is conducted by its employees under the direction of the CEO and with the oversight of the Board.

Board of Directors and Corporate Governance

Director Independence

The Board is currently composed of eleven (11) members. William B. Plummer provided notice on June 24, 2019 that he has decided not to stand for re-election as a director at the end of his current term, which will expire at the Company’s 2019 Annual Shareholder’s Meeting on September 26, 2019. Brian A. Napack is the Company’s President & CEO. Jesse C. Wiley is a member of the Wiley family. The Board has affirmatively determined that all of our directors, except Brian A. Napack and Jesse C. Wiley, meet the independence guidelines the Board sets forth in its Corporate Governance Principles, which are published on our web site at https://www.wiley.com/en-us/corporategovernance.

Board Leadership Structure

The Board is responsible for establishing and maintaining the most effective leadership structure for the Company. To retain flexibility in carrying out this responsibility, the Board does not have a policy on whether the Chairman of the Board shall be an independent member of the Board. The Board of Directors is currently led by Jesse C. Wiley, our non-executive Chairman of the Board.

Meetings of the Board of Directors are called to order and led by the Chairman. Non-management directors generally meet in executive session without management after each Board meeting. All members of the Board are elected annually.

The Board of Directors believes separating the roles of Chairman and Chief Executive Officer allows our Chief Executive Officer to focus on developing and implementing the Company’s strategic business plans and managing the Company’s day-to-day business operations and allows our Chairman to lead the Board of Directors in its oversight and advisory roles. Our Chairman was elected by the independent directors of the Board. Because of the many responsibilities of the Board of Directors and the significant amount of time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The Company’s Governance Committee is also led by an independent director, Mr. George Bell. Mr. Bell has served as the liaison between the Chairman and the independent directors and is available to consult with the Chairman and the CEO about the concerns of the Board. While serving as Chair of the Governance Committee, Mr. Bell has overseen the development and implementation of governance practices that support high levels of performance by members of the Board.

For the foregoing reasons, the Board of Directors has determined that its current leadership structure is appropriate and in the best interests of the Company’s shareholders.

Other Governance Practices

Non-Management Executive Sessions: The Board has regularly scheduled non-management executive sessions of non-management directors following each Board meeting.

Orientation and Continuing Education: The Company’s new directors are required to attend orientation sessions. The Company also conducts ongoing training or continuing director education for its Board members and is supportive of, and reimburses its directors for, attending director education programs.

Annual Meeting: The Company does not have a policy that requires the attendance of all directors at the Annual Meetings, but it has been a long-standing practice for directors to attend. In September 2018, all of the then serving directors attended the 2018 Annual Meeting.

Annual Evaluation: The Board annually conducts a self-evaluation of the Board, its committees, and its individual members, including the Chairman of the Board.

In 2019, the Board will again engage a third party facilitator to help administer the annual Board Evaluation in September. The objective of the annual evaluation is to ensure that the Board as a whole, its committees, and its individual directors are functioning at a high level and are providing the best value and performance for the Company’s stakeholders, management and employees. The Board’s Governance Committee is responsible for the design and administration of the annual Board evaluation process and uses a variety of methods to produce an evaluation of the full Board, Board committees and individual directors. The information obtained from the annual evaluations is used to promote director development, direct future Board agendas and meeting structures, ensure good communication among the directors and with management, and to review future board candidate qualifications.

Code of Ethics. The Company has adopted a Business Conduct and Ethics Policy (the “Code of Ethics”) that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, and any persons performing similar functions, as well as all directors, officers and employees of the Company. The Company also maintains a Code of Ethics policy for its Senior Financial Officers. The Code of Ethics is posted on the Company’s website at https://www.wiley.com/en-us/corporategovernance. The Company intends to satisfy the disclosure requirements regarding any amendments to, or waivers from, a provision of the Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website.

Committees of the Board of Directors and Certain Other Information Concerning the Board

Committee Structure

The Board has established five standing committees: the Audit Committee, the Executive Compensation & Development Committee, the Governance Committee, the Executive Committee, and the Technology Committee. Each Committee conducts an annual self-evaluation of performance and reviews compliance with the current charter of the committee. The Board reviews and approves the committee charters annually. Copies of the committee charters can be found on our website at https://www.wiley.com/en-us/corporategovernance.

The following table indicates Board membership and total meetings of the Board and its standing committees in Fiscal 2019:

Name	Board	Audit	Compensation	Executive	Governance	Technology
Brian A. Napack	X
Mari Jean Baker	X	C*			X
George Bell	X			X	C*
Beth A. Birnbaum**	X					X
David C. Dobson	X	X	X
Matthew S. Kissner***
Raymond W. McDaniel, Jr.	X		C*	X
Laurie A. Leshin	X		X
William Pence	X				X	C*
William J. Pesce	X			C*
William B. Plummer****	X	X				X
Jesse C. Wiley***	C*
Fiscal 2019 Meetings	13	7	5	16	9	4

Note: From September 27, 2018 to February 6, 2019, Mr. Wiley served as Chair of the Technology Committee, at which time Mr. Pence replaced him as Chair for the balance of Fiscal 2019. From May 1, 2018 to September 27, 2018, Ms. Baker served on the Technology Committee, at which time Ms. Birnbaum replaced her for the balance Fiscal 2019. From May 1, 2018 to September 27, 2018, Mr. Bell served on the Compensation Committee, at which time Mr. Dobson replaced him for the balance of Fiscal 2019. From May 1, 2018 to September 27, 2018, Mr. Pesce served on the Governance Committee, at which time Ms. Baker replaced him for the balance of Fiscal 2019. Mr. Bell joined the Executive Committee on September 27, 2018.

*	Committee Chair

**	Ms. Birnbaum was appointed as Director on September 27, 2018 and was appointed to the Technology Committee as of September 27, 2018.
***	Matthew S. Kissner resigned from the Board on February 5, 2019. Jesse C. Wiley was appointed as Chairman of the Board on February 6, 2019.
****	Mr. Plummer provided notice on June 24, 2019 that he will not to stand for re-election as a director at the end of his current term, which will expire at the Company’s 2019 Annual Shareholder’s Meeting on September 26, 2019.

During Fiscal 2019, all of the Directors attended at least 75% of the meetings of the Board of Directors and the respective committees of the Board of Directors of which they were a member.

Executive Committee. The Executive Committee exercises the powers of the Board as appropriate in any case where immediate action is required and the matter is such that an emergency meeting of the full Board is not deemed necessary or possible. The Executive Committee reviews the annual objectives of the Chairman and CEO and recommends approval of the objectives by the Board. The Executive Committee also evaluates the performance of the Chairman and CEO throughout the year relative to the approved objectives, and provides an annual assessment to the Executive Compensation and Development Committee (for CEO compensation), the Governance Committee (for Chairman compensation), and the Board of Directors (for approval of assessments).

Audit Committee. The Audit Committee assists the Board in fulfilling its fiduciary oversight responsibilities relating to the integrity of the Company’s financial statements filed with the SEC, accounting policies, adequacy of disclosures, the Company’s compliance with legal and regulatory requirements, the financial reporting process, the systems of internal accounting and financial controls, and the sufficiency of auditing relative thereto. The Audit Committee is also responsible for evaluating the qualification, independence and performance of the independent public accounting firm engaged to audit the Company’s financial statements, including reviewing and discussing with such firm their independence and whether providing any permitted non-audit services is compatible with their independence; maintaining financial oversight of the Company’s employees’ retirement and other benefit plans and making recommendations to the Board with respect to such matters; oversight of the Company’s security and risks, including cybersecurity, along with the Technology Committee; and review, ratification and/or approval of related person transactions. The Audit Committee holds discussions with management prior to the release of quarterly earnings, and also reviews quarterly results prior to filings.

The Board has determined that Ms. Baker and Mr. Plummer are “audit committee financial experts,” as defined under the SEC rules. All members of the Committee are independent under the rules of the New York Stock Exchange (the “NYSE”) and are financially literate under the NYSE rules.

The Audit Committee Charter is available on the Company’s website at: https://www.wiley.com/en-us/corporategovernance.

Executive Compensation and Development Committee. The Executive Compensation and Development Committee (the “ECDC” or the “Compensation Committee”) sets appropriate compensation levels for the CEO based on market data, and determines the appropriate incentive compensation for the CEO based on objectives and the performance evaluation against those objectives by the Executive Committee, and reports its decisions to the Board; reviews and approves the principles and policies for global compensation and benefit programs company-wide; and oversees the development and utilization of appropriate policies and programs to attract and retain superior individuals. All members of the Committee are independent under the rules of the NYSE and are outside directors as defined by Treasury Regulation Section 1.162-27(e) (3) under Section 162 (m) of the Internal Revenue Code.

In December 2016, the Compensation Committee delegated limited authority to the CEO and the Chief Human Resources Officer to make certain “off-cycle” equity grants outside of the annual equity grant process to existing employees who are neither Company executive officers nor directors. The delegation is subject to maximum shares that can be granted per fiscal year, as well as a maximum to any one person per fiscal year. Shares awarded pursuant to this delegation will be valued based on the closing price of the Company’s stock on the NYSE as of the last day of the quarter and will be issued after quarter-end. Any grants made “off-cycle” are reported to the Compensation Committee at the next regularly scheduled quarterly meeting following such awards.

The Compensation Committee Charter is available on the Company’s website at: https://www.wiley.com/en-us/corporategovernance.

Governance Committee. The Governance Committee assists the Board in the identification of qualified individuals to serve as directors, and recommends to the Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies between annual meetings; assists the Chairman of the Board in proposing committee assignments, including committee memberships and chairs; coordinates and oversees the annual self-evaluation process; evaluates director compensation and benefits; and makes recommendations to the Board regarding corporate governance policies.

Shareholders who wish to recommend a director candidate to the Governance Committee should follow the procedures set forth under “Deadline for Submission of Shareholder Proposals” on page 51 of this proxy statement. The recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications.

The Governance Committee Charter is available on the Company’s website at: https://www.wiley.com/en-us/corporategovernance.

Technology Committee. The Technology Committee assists the Board in fulfilling oversight responsibilities by reviewing, giving guidance and making recommendations to management and the Board related to the Company’s technology strategy, initiatives, investments, ROI and realization of investment objectives in support of the Company’s overall strategy and performance.

The Technology Committee Charter is available on the Company’s website at: https://www.wiley.com/en-us/corporategovernance.

Board and Committee Oversight of Risk

Management of risk is the direct responsibility of the Company’s President & CEO and the executive leadership team. The Board has oversight responsibility, focusing on the adequacy of the Company’s risk management and risk mitigation processes.

The Company has an Enterprise Risk Management program which delineates responsibility to the Board and its committees. The Company’s Board of Directors administers its risk oversight function directly and through its Audit Committee, Executive Compensation & Development Committee and Technology Committee. The Board receives regular reports from these committees, which include reports on those areas over which they have risk oversight responsibility, as appropriate. The Board members also discuss the Company’s significant risks when they meet in executive session without management.

Audit Committee: The Audit Committee has oversight responsibility of major financial risk exposures, including litigation and compliance risk and the steps management has taken to monitor and mitigate such exposures. The Committee reviews with management, and the Technology Committee as appropriate, the security of and risks related to Company’s information technology systems and procedures, continuity of operations, and reliability of internal controls. The Committee also receives regular updates from management, including the General Counsel, on litigation risk.

Executive Compensation & Development Committee: The Compensation Committee has oversight responsibility for the management of risk relating to the Company’s annual and long-term compensation program. The Committee aims to ensure that the Company’s annual and long-term incentive plans do not incentivize or encourage excessive or unnecessary risk-taking.

Technology Committee: The Technology Committee has oversight responsibility of risks related the Company’s management and development of technology, primarily those relevant to customer facing products and services, internal IT and back office systems, including the Company’s ERP program. The Committee receives regular updates from management on risks in these areas, including data and enterprise security.

How Do We Address Risk in Our Compensation Program?

The Company’s compensation program is designed to attract, retain, motivate and reward talented executives and colleagues whose efforts will enable the Company to produce superior results and maximize return to shareholders. Our pay-for-performance philosophy focuses colleagues’ efforts on delivering short-term and long-term financial success for our shareholders without encouraging excessive risk taking. The Compensation Committee, which consists entirely of independent Board members, oversees the executive compensation program for the named executive officers, as well as other senior officers of the Company.

The following is a description of both Compensation Committee and management processes related to the compensation risk assessment process, as well as a description of the Company’s compensation risk mitigation techniques.

The Compensation Committee reviews and approves the annual and long-term plan performance measures and goals annually. This includes setting appropriate threshold and outstanding performance levels for each performance metric. As a part of this process, the Compensation Committee focuses on what behavior it is attempting to incentivize and the potential associated risks. The Compensation Committee periodically receives financial information from the Chief Financial Officer, and information on accounting matters that may have an impact on the performance goals, including any material changes in accounting methodology and information about extraordinary/special items excluded in the evaluation of performance, as permitted by the 2014 Executive Annual Incentive Plan and the 2014 Key Employee Stock Plan (i.e., the shareholder plans), so that the Compensation Committee members may understand how the exercise of management judgment in accounting and financial decisions affects plan payouts. Members of the Compensation Committee approve the final incentive compensation awards after reviewing executive, corporate and business performance, and may utilize negative discretion if they believe the level of compensation is not commensurate with performance.

The following compensation policies and practices serve to reduce the likelihood of excessive risk taking:

•	An appropriate compensation mix that is designed to balance the emphasis on short- term and long-term performance.
•	The majority of incentive compensation for top level executives is associated with the long-term performance of the Company. This discourages short-term risk taking.
•	The focus on performance share units in our executive long-term plan ensures a correlation between executive rewards and shareholder return.
•	Financial performance measures used for incentive plans covering colleagues at all levels of the Company include a mix of financial metrics that are in line with operating and strategic plans.
•	Financial performance measures used for our annual incentive plan are different than the performance measures used in our long-term incentive plan.
•	A significant portion of annual and long-term incentive payments are based on Company and business profitability, ensuring a correlation between pay and performance.
•	Financial targets are appropriately set, and if not achieved, result in a large percentage loss of compensation.
•	Executive and broad-based incentive plans cap the maximum award payable to any individual. Annual and long-term incentive plans have a maximum payout of 1.5 times the target amount.
•	Recoupment or “clawback” provisions for top executives and key finance executives in the event that an executive’s conduct leads to a restatement of the Company’s financial results.
•	Stock ownership guidelines and stock retention requirements for our named executive officers, other senior officers and directors discourage excessive risk taking.

We are confident that our compensation program rewards for performance, is aligned with the interests of our shareholders and does not involve risks that are reasonably likely to have a material adverse effect on the Company. A more detailed discussion of the Company’s executive compensation program can be found in the Compensation Discussion and Analysis beginning on page 25.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of the Company’s Chief Executive Officer to the annual total compensation of the median employee of the Company (the “Pay Ratio Disclosure”).

For Fiscal 2019, the median annual total compensation of all employees of the Company was $57,541. Mr. Napack’s annual total compensation for Fiscal 2019 for purposes of the Pay Ratio Disclosure was $5,499,029. Based on this information, for Fiscal 2019, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 96 to 1.

Identification of Median Employee

As allowable under the Pay Ratio Disclosure regulations, we used a median employee whose compensation is comparable to the original median employee who received a promotion to another role in Fiscal 2019. To identify the median employee in relation to the Pay Ratio Disclosure, we used the following methodology:

•	Base pay as of April 30, 2018, was our consistently applied compensation measure
•	All employees, U.S. and non-U.S., full-time, part-time, temporary and contingent were included
•	Base pay was converted to USD using April 2018 fiscal year average exchange rates

Using this methodology, we determined that the median employee was a full-time employee located in the U.S.

Annual Total Compensation

In connection to the Pay Ratio Disclosure, our median employee’s annual total compensation for Fiscal 2019 was calculated using the same methodology we use for our named executive officers, including our CEO, as set forth in the “Summary Compensation Table” in this proxy statement.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

Transactions with Related Persons

We are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family members of such persons. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness or any series of similar transactions, arrangements or relationships.

The Company’s Board of Directors has adopted a written policy that requires the Chief Executive Officer to review and approve any related party transactions with respect to executive officers, and the Audit Committee to review and approve related person transactions with respect to directors, director nominees, and the Chief Executive Officer. The CEO may elect to refer any related person transaction to the Audit Committee for its review, approval, or ratification if the CEO believes such action is appropriate. The vote of a majority of disinterested directors will be required for the approval or ratification of any related person transaction subject to review by the

Audit Committee. Such transactions will only be approved after taking into consideration whether the transaction is fair and reasonable and is consistent with the best interests of the Company. Factors to be taken into account in making the determination may include the business purpose of the transaction, whether the transaction is entered into on an arms-length basis on terms fair to the Company, and whether the transaction would violate the provisions of the Company’s Business Conduct and Ethics Policy.

In June 2019, several wholly-owned subsidiaries of the Company entered into an asset purchase agreement to purchase certain assets from Redlink, LLC and Redlink Network Public Benefit Corporation (collectively, the “Seller Entities”) for $4 million. The assets included products that provided data and insights for academic publishers, libraries, and consortia. The principal shareholder of the Seller Entities was Georgios Papadopoulos. Mr. Papadopoulos is also an executive officer of the Company and the Chairman of Atypon, LLC, a wholly-owned subsidiary of the Company. This transaction was determined to be subject to the Audit Committee’s policies and procedures described above and, as such, was reviewed and approved by the Audit Committee in accordance with such policies and procedures.

Based on information available to us and provided to us by our Directors and executive officers, we do not believe that any other such material transactions are proposed to be entered into during Fiscal 2020.

Corporate Governance Principles

To promote the best corporate governance practices, the Company adheres to the Corporate Governance Principles set forth below, many of which have been in effect for more than a decade. The Board of Directors and management believe that these Principles, which are consistent with the requirements of the SEC and the NYSE, are in the best interests of the Company, its shareholders and other stakeholders, including employees, authors, customers and suppliers. The Board is responsible for ensuring that the Company has a management team capable of representing these interests and of achieving superior business performance.

Pursuant to the NYSE rules, the Company is considered a “controlled company,” defined as a company where more than 50 percent of the voting power is held by an individual, a group, or another company. As such, the Company would be exempt from certain corporate governance standards. However, the Board believes it is in the best interest of the Company and its shareholders to abide by all of the NYSE listing rules.

I.	Primary Duties

The Board, which is elected annually by the shareholders, exercises oversight and has final authority and responsibility with respect to the Company’s affairs, except with respect to those matters reserved to shareholders. All major decisions are considered by the Board as a whole.

The Board appoints the Chief Executive Officer (“CEO”) and other corporate officers, acts as an advisor to and resource for management, and monitors management’s performance.

The Board plans for the succession of the CEO. Decisions regarding the CEO’s compensation are determined by the Compensation Committee, based on an evaluation of the CEO’s performance by the Executive Committee. The Compensation Committee, based on an evaluation of the CEO’s performance by the Executive Committee, determines the CEO’s compensation, and discusses its recommendation with the Board in executive session. The Board also oversees the succession process for certain other management positions, and the CEO reviews with the Board annually his assessment of key management incumbents and their professional growth and development plans. The Board also:

a)	reviews the Company’s business and strategic plans and actual operating performance;
b)	reviews and approves the Company’s financial objectives, investment plans and programs; and
c)	provides oversight of internal and external audit processes and financial reporting.

II.	Director Independence

The Board has long held that it is in the best interests of the Company for the Board to consist of a substantial majority of independent Directors. The Board annually determines that a Director is independent pursuant to its Company’s independence guidelines set forth in the Company’s Corporate Governance Principles. When determining the independence of a Director, the ownership of, or beneficial interest in, a significant amount of stock, by itself, is not considered a factor.

III.	Composition of the Board

Under the Company’s By-Laws, the Board has the authority to determine the appropriate number of directors to be elected so as to enable it to function effectively and efficiently. The Governance Committee makes recommendations to the Board concerning the appropriate size of the Board, as well as selection criteria for candidates. Each candidate is selected based on background, experience, expertise, and other relevant criteria, including other public and private company boards on which the candidate serves. In addition to the individual candidate’s background, experience and expertise, the manner in which each board member’s qualities complement those of others and contributes to the functioning of the Board as a whole are also taken into account. The Governance Committee nominates a candidate, and the Board votes on his or her candidacy. The shareholders vote annually for the entire slate of Directors.

Any nominee Director who receives a greater number of “withheld” votes from his or her election than “for” votes shall tender his or her resignation for consideration by the Governance Committee. The Governance Committee shall recommend to the Board the action to be taken with respect to such resignation.

IV.	Director Eligibility

Directors shall limit the number of other board memberships in order to ensure adequate attention to Company business. Because of the time commitment associated with Board service, unless otherwise approved by the Board, (i) Directors are expected to limit the number of public-company boards on which they serve to no more than five, and (ii) Directors who are CEO’s of other public companies are expected to limit the number of public-company boards on which they serve to no more than three. Prior to joining the board of another organization, including a public or private company, as well as a not-for profit organization, directors are required to seek the approval of the Chair of the Governance Committee, or the Chairman as appropriate, so that a review may be performed to ensure that there are no conflicts of interest or other issues. The Board (based on the review and recommendation of the Governance Committee), has the authority to evaluate each situation.

Whenever there is a substantial change in the Director’s principal occupation, a Director shall immediately inform the Chair of the Governance Committee and the Chairman of any potential conflict of interest and shall tender his or her resignation upon written request. The Governance Committee will recommend to the Board the action, if any, to be taken with respect to the potential conflict of interest. Directors are also required to provide prompt notice to the Chair of the Governance Committee and the Chairman of any changes to his or her board memberships.

The Board has established a retirement age of 70 for its Directors. The Board may, in its discretion, nominate for election a person who has attained age 70 or over if it believes that under the circumstances it is in the Company’s best interests.

V.	Board and Management Communication

The Board has access to all members of management and external advisors. As appropriate, the Board may retain independent advisors.

The CEO shall establish and maintain effective communications with the Company’s shareholder groups. The Board schedules regular executive sessions at the end of each meeting. Non-management directors meet at regularly scheduled sessions without management. The Chairman of the Board presides at these sessions. In addition, the independent directors meet at least once each year in an executive session presided over by the Chairman of the Governance Committee or the Executive Committee.

Employees and other interested parties may contact the non-management directors via email at: non-managementdirectors@wiley.com, or by mail addressed to Non-Management Directors, John Wiley & Sons, Inc., Mail Stop 6-NE-42, 111 River Street, Hoboken, NJ 07030-5774.

The Company has also established a Whistleblower hotline for the reporting of known or suspicious activities that could adversely affect the Company by shareholders, employees and customers, and regularly reports activity to the Audit Committee.

VI.	Board Orientation and Evaluation

The Board annually conducts a self-evaluation to determine whether the Board as a whole and its individual members, including the Chairman, are performing effectively.

The Board oversees an intensive orientation process for new Directors, which includes provision of background materials on governance, law, board principles, financial and business history, corporate strategy, and meetings with members of management. The Board also encourages all its Directors to take advantage of educational programs to improve their effectiveness.

VII.	Director Compensation

The Governance Committee periodically reviews and recommends to the Board its members’ annual retainer, which is composed of cash and stock grants for all non-employee Directors. In determining the appropriate amount and form of director compensation, the Board evaluates current trends and compensation surveys, as well as the amount of time devoted to Board and committee meetings. As a long-standing Board principle, non-employee Directors typically receive no compensation from the Company other than for their service as Board members and reimbursement for expenses incurred in connection with such service, including attendance at meetings.

Share ownership by each Director is encouraged. The guideline is for each Director to own shares of Wiley common stock valued at not less than five times that Director’s annual cash compensation to which the Director is entitled for Board service, which can be met by accumulating annual stock grants during their term of Board service.

VIII.	Board Practices and Procedures

The Chairman of the Board and the CEO jointly set the agenda for each Board meeting. Agenda items that fall within the scope and responsibilities of Board committees are reviewed with the chairs of the committees. Any Board member may request that an item be added to the agenda and may attend any committee meeting.

Board materials are provided to Board members sufficiently in advance of meetings to allow Directors to prepare for discussion at the meeting.

Various managers regularly attend portions of Board and committee meetings in order to participate in and contribute to relevant discussions.

Beneficial Ownership of Directors and Management

The table below shows the number of shares of the Company’s Class A and Class B Stock beneficially owned by the current directors, and the executive officers named in the Summary Compensation Table on page 38 and all directors and executive officers of the Company as a group as of August 2, 2019. The percent of total voting power reflected below represents the voting power on all matters other than the election of directors, as described on page 3.

SHARES BENEFICIALLY OWNED BY OFFICERS AND DIRECTORS(1)
Insider Name	Title of Class	Amount and Nature of Beneficial Ownership	Additional Shares Beneficially Owned(2)	Total Shares Beneficially Owned	Percent of Class		Percentage of Total Voting Power(3)		Shares and Share Equivalents Under Deferred Plan(4)
Brian A. Napack	A	26,934	—	26,934		*		*	—
	B	—	—	—	—		—		—
Mari J. Baker	A	—	—	—	—		—		14,938
	B	—	—	—	—		—		—
George Bell	A	—	—	—	—		—		10,062
	B	—	—	—	—		—		—
Beth Birnbaum	A	—	—	—	—		—		1,859
	B	—	—	—	—		—		—
David C. Dobson	A	4,618	—	4,618		*		*	1,107
	B	—	—	—	—		—		—
John A. Kritzmacher	A	41,758	54,960	96,718		*		*	—
	B	—	—	—	—		—		—
Laurie Leshin	A	—	—	—	—		—		7,754
	B	—	—	—	—		—		—
Raymond W. McDaniel	A	500	—	500		*		*	31,326
	B	—	—	—	—		—		—
William Pence	A	6,405	—	6,405		*		*	—
	B	—	—	—	—		—		—
William J. Pesce	A	70,643	—	70,643		*		*	—
	B	—	—	—	—		—		—
William B. Plummer	A	—	—	—	—		—		53,605
	B	—	—	—	—		—		—
Gary M. Rinck	A	60,696	108,340	169,036		*		*	—
	B	—	—	—	—		—		—
Aref Matin	A	783	—	783		*		*	—
	B	—	—	—	—		—		—
Judy Verses	A	7,399	—	7,399		*		*
	B	—	—	—	—		—
Jesse Caleb Wiley	A	—	—	—		*		*	—
	B	24,565	—	24,565		*		*	—

All directors and	A	224,552	163,300	387,852		*		*
executive officers as
a group (20 persons)	B	24,565	—	24,565		*		*
*	Less than 1%.
(1)	This table is based on the information provided by the individual directors or named executive officers as of August 2, 2019. In the table, percent of class was calculated on the basis of the number of shares beneficially owned as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, divided by the total number of shares issued and outstanding.
(2)	Shares issuable pursuant to options exercisable under the Company’s stock option plans on or before October 1, 2019.
(3)	Each share of Class A Common Stock is entitled to one-tenth (1/10) of one vote and each share of Class B Common Stock is entitled to one vote.
(4)	This amount represents the number of share equivalents of Class A Stock credited to the participating director’s account pursuant to the Director Deferred Compensation Plan (the “Plan”), described on page 48. Deferred shares are issued under the Plan upon the participating director’s retirement and pursuant to the distribution election made by the director. Distributions are made annually on January 15th in Class A Common Stock after a Director has retired from the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and related regulations require our directors, executive officers, and beneficial owners holding more than 10% of our common stock to report their initial ownership of our common stock and any changes in that ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We assist our directors, executive officers, and greater than 10% shareholders complying with these requirements. Based solely upon a review of the copies of these reports furnished to us and written representations from such officers, directors and stockholders, with respect to the Fiscal 2019 period, we are not aware of any required Section 16(a) reports that were not filed on a timely basis, except that, due to administrative oversight, required Form 4 reports relating to the vesting of restricted stock units were not filed on a timely basis for Brian Napack, John Kritzmacher, Gary Rinck, Judy Verses, and Christopher Caridi. A delinquent Form 4 filing was also filed for the initial director stock grant to Beth Birnbaum, which she elected to receive as deferred share units.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee of the Company with respect to the Company’s audited financial statements for the fiscal year ended April 30, 2019.

Fees of Independent Auditor

Audit Fees

Total aggregate fees billed by KPMG LLP (“KPMG”) for professional services in connection with the audit and review of the Company’s Consolidated Financial Statements, and statutory audits of the Company’s international subsidiaries were $2,420,000 and $2,740,000 in fiscal years 2019 and 2018, respectively.

Audit Related Fees

The aggregate fees billed for audit related services, including due diligence related to acquisitions, employee benefit plan audits, and consultation on acquisitions and information technology were $210,000 and $345,000 in fiscal years 2019 and 2018, respectively.

Tax Fees

The aggregate fees billed for services rendered by KPMG tax personnel, except those services specifically related to the audit of the financial statements, were $610,000 and $870,000 in fiscal years 2019 and 2018, respectively. Such services include tax planning, tax return reviews, advice related to acquisitions, tax compliance and compliance services for expatriate employees.

Other Non-Audit Fees

The aggregate non-audit fees in fiscal years 2019 and 2018 were $0 and $0, respectively.

The Audit Committee has advised the Company that in its opinion the services rendered by KPMG LLP are compatible with maintaining their independence.

The Audit Committee is responsible for oversight of the Company’s accounting, auditing and financial reporting process on behalf of the Board of Directors. The Committee currently consists of three members who, in the judgment of the Board of Directors, are independent and financially literate, as those terms are defined by the Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange (the “NYSE”). The Board of Directors has determined that all the members of the Committee satisfy the financial expertise requirements and two of the three members have the requisite experience to be designated “audit committee financial experts” as that term is defined by the rules of the SEC and the NYSE.

Management has the primary responsibility for the preparation, presentation and integrity of the financial statements of the Company; for maintaining appropriate accounting and financial reporting policies and practices; and for internal controls and procedures designed to assure compliance with generally accepted US accounting standards and applicable laws and regulations. The Committee is responsible for the oversight of these processes. In this fiduciary capacity, the Committee has held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results for the fiscal year ended April 30, 2019. Management has represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted US accounting principles. The Committee has discussed with the independent auditors significant accounting principles and judgments applied by management in preparing the financial statements as well as alternative treatments. The Audit Committee discussed with the independent auditors the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has had discussions with, and received regular status reports from, the independent auditors and the Vice President of Internal Audit regarding the overall scope and plans for their audits of the Company, including their scope and plans over management’s assessment of the effectiveness of internal control over financial reporting. The independent auditors provided the Audit Committee with written disclosures and the letter required by applicable professional and regulatory standards relating to KPMG’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communication with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence.

The Committee also considers whether providing non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee has adopted a policy of pre-approving all audit and non-audit services performed by the independent auditors. The Audit Committee may delegate authority to one or more of its members to grant pre-approvals of audit and non-audit services, provided that the pre-approvals are presented to the Audit Committee for ratification at its next scheduled meeting.

Persons with complaints or concerns about accounting, internal controls or auditing matters may contact the Audit Committee at: tellthedirectors@wiley.com.

Based upon the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2019, as filed with the Securities and Exchange Commission.

Audit Committee

Mari J. Baker (Chair), David C. Dobson, and William B. Plummer

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 25 through 47 of this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation and Development Committee

Raymond W. McDaniel, Jr. (Chair), David C. Dobson, and Laurie A. Leshin

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the Compensation Committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Performance Graph

PERFORMANCE GRAPH
TOTAL RETURN
190.00
170.00
150.00
130.00
110.00
90.00
70.00
2014
2015
2016
2017
2018
2019
JWA
Russell 1000
Dow Pub
S&P 400

	JWA	Russell 1000	Dow Pub	S&P 400
Apr-14	100.00	100.00	100.00	100.00
Apr-15	100.95	110.84	109.11	110.64
Apr-16	90.20	108.91	100.87	107.79
Apr-17	98.12	125.92	109.33	127.79
Apr-18	125.53	139.81	126.60	138.09
Apr-19	90.14	155.39	135.42	145.34

The above graph provides an indicator of the cumulative total return to shareholders of the Company’s Class A Common Stock as compared with the cumulative total return on the Russell 1000, the Dow Jones Publishing Index and the S&P 400 Midcap, for the period from April 30, 2014 to April 30, 2019. The Company has elected to use the Russell 1000 Index and the S&P 400 Midcap index as its broad equity market indices because it is currently included in these indices. Cumulative total return assumes $100 invested on April 30, 2014 and reinvestment of dividends throughout the period.

Fiscal 2019 Compensation Discussion & Analysis

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes the Fiscal 2019 compensation program for Wiley’s executive officers, and how the Compensation Committee of the Board of Directors considered our business strategy, our compensation philosophy, and the principles that guide our executive compensation program to arrive at Fiscal 2019 compensation decisions for our executives, including our named executive officers (“NEOs”), whose compensation is summarized in the 2019 Summary Compensation Table and other compensation tables contained in this proxy statement.

Our Fiscal 2019 NEOs are:

•	Brian A. Napack, President and Chief Executive Officer
•	John A. Kritzmacher, Chief Financial Officer & Executive Vice President, Operations
•	Judy K. Verses, Executive Vice President and General Manager, Research
•	Gary M. Rinck, Executive Vice President, General Counsel
•	Aref Matin, Executive Vice President and Chief Technology Officer

Executive Summary

2019 Highlights
Full year revenues of $1,800 million were consistent with that of the prior year. Excluding the impact of changes in foreign currency exchange rates (“constant currency”), revenues increased modestly (+2%) over the prior year. This increase was a result of additional revenues from our acquired Learning House business, as well as growth in our Research and Solutions segments, partially offset by a decline in revenues in our Publishing segment. Operating Income declined 3% to $224 million and Earnings per Share (EPS) declined 12% to $2.91 per share. On a constant currency basis and adjusting for restructuring and other items, Adjusted Operating Income declined 3% and Adjusted EPS declined 8%. These declines were due to increased expenses associated with investments in growth initiatives. See the Company’s year-end earnings release for reconciliations of all adjusted results to their US GAAP equivalent.

Segment Results. Research revenues (52% of total Wiley revenue) approximated that of the prior year. At constant currency, these revenues increased 3% due to strong growth in Open Access and Atypon. Contribution to Profit (CTP) declined 6%. Adjusted CTP at constant currency decreased 1% reflecting higher society publishing royalties and investments in editorial resources to support increased journal publishing, as well as investments in sales and marketing resources.

Publishing revenues (32% of total Wiley revenue) decreased 7%, or 6% at constant currency, reflecting declines in Scientific Technical Medical (STM) and Professional Publishing (-8% reported, -6% constant currency) and Education Publishing (-16% reported, -14% constant currency). These declines more than offset strong growth in Test Preparation and Certification (+14% reported, +15% at constant currency). Publishing CTP declined 2%, and Adjusted CTP declined 8%, as a result of lower revenues.

The Solutions segment (16% of total Wiley revenue) reported 18% revenue growth. At constant currency, revenues increased 19% due to the contribution of the acquired Learning House business (+$32 million) and growth in all its business units. Solutions CTP declined 32% on a reported basis, and 39% adjusted and at constant currency, due to dilution from the Learning House acquisition (-$8 million CTP, including $5 million of acquired intangibles amortization) and investments to drive future enrollment growth in Education Services.

Digital Products and Tech-Enabled Services Evolution. Wiley continues to make significant progress in its digital evolution, increasing its share of total revenue from digital products and tech-enabled services to 75%.

Cash Flow and Capital Expenditures. Cash Provided by Operating Activities decreased by $131 million due to lower earnings, net outflows from Learning House (-$24 million), as well as timing-related changes in working capital performance. Also contributing to lower cash provided by operations were Learning House one-time closing costs (-$10 million) and a tax-advantaged contribution to the US pension plan (-$10 million). Approximately $35 million of cash collections for 2019 journal subscriptions collections were delayed into Fiscal 2020 due to later than normal billings. Free Cash Flow less Product Development Spending was lower by $82 million due to lower cash provided by operating activities, partially offset by reduced capital expenditures. Capital investment, which includes Technology, Property, and Equipment, and Product Development Spending, declined $49 million to $102 million due to the completion of Wiley’s headquarters transformation, the May 2018 implementation of our Enterprise Resource Planning (ERP) order-to-cash release for journal subscriptions and reporting changes related to the adoption of ASC 606.

Return to Shareholders. In Fiscal 2019, Wiley raised its annual dividend for the 25th consecutive year to $0.33 per quarter (+3%). For the year, the Company utilized approximately $76 million of cash for dividends and $60 million for share repurchases with an average per share cost of $50.35, including $25 million for share repurchases in the fourth quarter at an average per share cost of $44.83.

We urge stockholders to read our Annual Report on Form 10-K for the fiscal year ended April 30, 2019, filed with the SEC on July 1, 2019, which describes our businesses and Fiscal 2019 financial results in greater detail.

Executive Compensation Program	The principles that guide the design of our executive compensation program are:
•	Offer a competitive compensation program in comparison to companies in our benchmarking peer group, and those in general and technology industry surveys
•	Provide compensation that is primarily variable and performance-based, utilizing financial measures that are aligned with our strategy and which drive shareholder value
•	Require executive officers to accumulate and retain equity in our company to align their interests with those of our shareholders
•	Ensure our compensation programs do not encourage unnecessary or excessive risk taking

Strong performance by our executive officers is essential to achieving our goal of increasing shareholder value. Accordingly, over 80% of our CEO’s target total direct compensation and, on average, over 70% of our other NEOs’ target total direct compensation was variable in the form of annual cash-based incentives and long-term stock-based incentives. The targeted annual incentive compensation was payable based on achievement of performance-based financial measures and strategic objectives, and performance-based equity comprised 60% of the targeted long-term incentive compensation. The charts below illustrate the mix of target compensation for Fiscal 2019 for our CEO and, on average, for our other NEOs, excluding any supplemental grants of restricted share units.

The following chart provides a brief summary of the principal elements of the Company’s executive compensation program for Fiscal 2019, which are described in more detail later in this CD&A.

Compensation Element	Form	Compensation Objective	Relation to Performance	Fiscal 2019 Actions / Results
Base Salary (Discussed in greater detail on page 33.)	Fixed annual cash, paid on a semi-monthly basis.	Fixed compensation that is externally competitive with median market rates and allows us to attract and retain executive talent.	Increases in base salary reflect market positioning, economic conditions, and the Compensation Committee’s assessment of Company and individual performance. Increases in base salary are not annual.
The Company’s budget for US salary increases was a total of 2.5%, inclusive of market-based salary adjustments and promotions.

Salary increases for the NEOs ranged from 0% to 3%, with an average of 2.1%.

Annual Incentives (Discussed in greater detail on page 33.)	Variable, performance-based cash bonus, paid on an annual basis.	Motivate the executive to contribute to the Company’s success in achieving annual corporate and business financial goals and strategic objectives.
75% of the target annual incentive is based on financial goals, including corporate and business revenue, operating income and business contribution to profit (“CTP”). The remaining 25% of the target annual incentive is based on achievement of strategic objectives that are intended to further the Company’s success in the current and future fiscal years.

Payout can range from 0% to 150% of target.
Target incentives for the NEOs range from 75% to 150% of base salary. Actual short-term incentives earned by the NEOs ranged from 107% to 124% of target.
Long-Term Stock- Based Incentives (Discussed in greater detail on page 34.)
Performance share units are granted each year and have a 3-year performance cycle. Earned performance share units are payable as equivalent Class A shares at the end of the performance cycle and vest on June 30th following the end of the performance cycle.
		Motivates the executive to contribute to the Company’s success in achieving long-term corporate financial goals that drive shareholder value.	Cumulative earnings per share (“EPS”) and cumulative free cash flow (“FCF”) are the performance measures used, with a weight of 60% and 40%, respectively. Payout can range from 0% to 150% of target.
NEOs received 60% of their target long-term value in performance share units for the Fiscal 2019-21 performance cycle.

For the Fiscal 2017-19 cycle that just ended, the NEOs earned 66.1% of their targeted performance share units.

	Restricted share units granted each year, payable as equivalent Class A shares upon vesting; 25% per year on April 30th.	Promotes retention objective and facilitates stock ownership, expediting achievement of the stock ownership multiple.	The value of restricted share units is directly correlated with improvements in stock price.	June 2018 grants of restricted share units represent approximately 40% of the NEOs’ target long-term value.

The Company also provides the following health and retirement benefits to our executive officers, as described in more detail later in this CD&A:

Benefit	Form	Purpose
Health and Welfare Benefits (Discussed in greater detail on page 37.)	Flexible benefits program provided to all US employees, where “flex dollars” are provided to help offset the cost of health insurance, life, disability and AD&D insurance.	Health and welfare benefits are market competitive and are provided primarily for the safety and well-being of the executive and his/her family.
Retirement Plans (Discussed in greater detail on page 36.)	Qualified Defined Contribution Savings Plan (401(k)), provided to all US employees	Qualified savings plan benefits, including company basic, matching and discretionary contributions, are market competitive and provide post-retirement income for the executive.
	Qualified Defined Benefit Retirement Plan, provided to US employees hired before July 2012	Qualified retirement plan benefits provide additional post-retirement income for executives hired before July 2012.
Non-qualified Supplemental Benefit Plan (the “Excess Plan”), provided to US employees hired before July 2012 with pay in excess of IRC section 401(a)(17) limit on eligible compensation
Restores benefits lost under the qualified Retirement Plan due to limitations imposed by Internal Revenue Code regulations to the same level as other colleagues who are not restricted by Internal Revenue Code limitations.

Non-qualified Supplemental Executive Retirement Plan (the “SERP”)
Provides executives who entered the SERP prior to June 2013 with enhanced retirement income due to tax rules governing qualified retirement plans that place significant limitations on the benefits which can be paid to executives.

Non-qualified Deferred Compensation Plan (“DCP”)
Enables US executives to prepare for future financial security by allowing the deferral of otherwise taxable income on a pre-tax basis, with various investment options and flexible payment options. Provides for Company contributions mirroring those made under the qualified Savings Plan.

Perquisites (Discussed in greater detail on page 37.)	Financial planning, tax preparation, club membership	Limited perquisites are provided primarily for the financial security and productivity of the executive.

The table below highlights our current compensation practices – those we have implemented because we believe they drive performance and are aligned with sound governance standards – and those we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

Executive Compensation Practices We Have Implemented (What We Do)		Executive Compensation Practices We Have Not Implemented (What We Don’t Do)
√
We ensure a correlation between pay and performance by having a significant portion of compensation that is performance-based and at-risk. Payment of the performance-based compensation is based on achievement of corporate and business financial goals and individual performance against pre-set strategic objectives. Different financial metrics are used in our annual and long-term incentive plans.
X
We prohibit the repricing of stock options and stock appreciation rights without shareholder approval. We also do not allow cash buyouts for underwater stock options or stock appreciation rights without shareholder approval.

√	We review general and technology industry survey data, along with custom peer group information, when setting compensation for our executive officers.	X	We do not pay dividends on unearned performance-based equity awards.

Executive Compensation Practices We Have Implemented (What We Do)			Executive Compensation Practices We Have Not Implemented (What We Don’t Do)
√	We mitigate risk by:		X	We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company.

	•	conducting an annual risk assessment;

	•	setting performance levels that correspond to a range of payments for performance-based compensation;

	•	capping payouts of annual and long-term performance-based compensation;

	•	including clawback provisions in our annual and long-term incentive plans;

	•	strictly prohibiting hedging activities in our Insider Trading Policy; and

	•	requiring retention of 50% of the net shares upon exercise or vesting until the stock ownership multiple is met.
√	We have competitive post-employment and change in control provisions that apply to all executive officers.		X	We do not provide significant additional health and retirement benefits to executive officers that differ from those provided to all other employees.
√	We have double-trigger vesting of equity awards following a change in control when the acquiring company is a publicly traded company and outstanding equity is assumed or replaced.		X	We do not provide excise tax gross-ups upon a change of control.
√	We generally provide limited perquisites that we believe are beneficial to the Company.		X	We do not provide tax gross-ups on perquisites, with the exception of relocation.
√
The Compensation Committee, currently composed of three independent directors, retains an external, independent compensation consulting firm to advise on matters related to executive compensation and governance.
			X	The Compensation Committee’s independent compensation consulting firm does not provide any other services to the Company.

The following changes to our executive compensation program were implemented during Fiscal 2019:

•	To improve the alignment between pay and operating performance in our incentive program we introduced operating income as the enterprise-level profit metric in the annual incentive plan replacing EPS. Similarly, cumulative EPS replaced cumulative EBITDA as the profit metric for earning performance share units in the long-term incentive plan.
•	To emphasize the importance of top-line growth in our Solutions and Services businesses, the weighing between revenue and business CTP was changed to 60%/40%, respectively in the annual incentive plan.
•	The impact of acquisitions will be excluded from the measurement of performance in both the annual and performance share unit plans until included in the targets.
CEO Realizable Pay
To demonstrate the linkage between CEO pay and Company performance / changes in shareholder value, a comparison of realizable pay to reported pay and Total Shareholder Return (“TSR”) is presented in the chart below. While not intended to replace the Summary Compensation Table (“SCT”) on page 38, which includes targeted equity grants based on grant date values, this information includes the value realized from the vesting of equity awards during the fiscal year, and the change in the intrinsic value of outstanding equity awards as of the end of the fiscal year. SCT data is included in the chart and the accompanying table below for comparison purposes. Data shown are for Mr. Napack for Fiscal years 2019 and 2018, and Mr. Allin for Fiscal 2017. Mr. Napack’s Fiscal 2018 grants include regular annual equity awards plus a restricted stock award received upon appointment as CEO.

CEO Pay ($000s) vs. TSR Performance
$12,500
$10,000
$7,500
$5,000
$2,500
$0
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
Fiscal 2017
Fiscal 2018
Fiscal 2019
Realizable Compensation
SCT Compensation
TSR

Realizable Compensation Values ($000s)

Compensation Element	Fiscal 2017 Allin	Fiscal 2018 Napack*	Fiscal 2019 Napack
Cash Compensation
Base Salary	$775	$900	$900
Annual Incentive Earned	1,053	1,831	1,511
Total Cash Compensation	$1,828	$2,731	$2,411

Long-Term Incentives
Value of Realized Awards at Exercise/Vesting	$696	$340	$2,265
Change in Value of Outstanding Awards at FYE	1,591	2,642	-2,002
Total	$2,287	$2,982	$263
Total Realizable Compensation	$4,115	$5,713	$2,673

Summary Compensation Table Values ($000s)

Compensation Element	Fiscal 2017 Allin	Fiscal 2018 Napack*	Fiscal 2018 Napack
Base Salary	$775	$900	$900
Annual Incentive	1,053	1,831	1,511
Stock Awards	1,920	7,048	3,005
Total	$3,748	$9,778	$5,416
*	FY18 compensation for Mr. Napack has been annualized for comparison purposes.

2018 “Say-on-Pay” Advisory Vote on Executive Compensation

The Company provides shareholders with an annual “say-on-pay” advisory vote to approve its executive compensation, in accordance with Section 14A of the Exchange Act. At the 2018 Annual Meeting of Shareholders, our shareholders expressed substantial support for the compensation of our NEOs, with ˜98% of the votes cast for approval of our executive compensation program. The Compensation Committee evaluated the results of the 2018 advisory vote and believes the strong shareholder support signals approval of the current pay-for-performance executive compensation program and the sound governance practices in place at Wiley. As noted above in the Executive Summary, the Company has adopted governance practices that it believes best serve our shareholders, while also incorporating best practices that allow us to meet the overarching goals of our executive compensation program. In furtherance of that goal, the

Compensation Committee determined to make certain changes to the executive compensation program, noted on page 29, in a continuing effort to strengthen the performance rigor of the incentive plans, better support the Company’s business strategy and reflect sound governance and market practices.

Compensation Program and Practices for Fiscal 2019

Role of Compensation Consultant
The Compensation Committee, currently composed of three independent directors, has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant, to advise the Compensation Committee on matters related to executive compensation. The executive compensation consultant reports directly to the Compensation Committee, and works collaboratively with management with regard to evaluating changes to the executive compensation program and practices, conducting any required analysis in support of the executive compensation program, and providing competitive benchmarking information, including determining the companies for the benchmarking peer group. In addition, FW Cook periodically provides competitive benchmarking for non-employee director pay to the Governance Committee. FW Cook does not offer or provide any other services to the Company, and the Compensation Committee determined that the retention of FW Cook has not raised any conflict of interest.

Following are the services provided to the Compensation Committee by FW Cook during Fiscal 2019:

•	At the end of Fiscal 2018, provided market and custom peer-group analysis and a competitive range of target compensation based on the Company’s compensation philosophy for executive officers, which was used for Fiscal 2019 executive compensation recommendations. The peer group compensation data is an additional reference point that supplements size-adjusted survey data for the Company’s proxy executives and provides information on executive compensation practices and competitive aggregate share usage and dilution levels.
•	Conferred with the Compensation Committee and management, as needed.
•	Monitored the Company’s executive compensation program and advised the Compensation Committee of change to plans or practices to improve effectiveness, competitiveness and alignment with good corporate governance principles.
•	Provided feedback on annual and long-term incentive design changes implemented in Fiscal 2019.
•	Reviewed the Compensation Discussion and Analysis, compensation tables and other compensation-related disclosures included in the Company’s proxy statement. Assisted with drafting disclosures for the CEO transitions and 162(m) changes under new tax law. Provided feedback on the CEO pay ratio disclosure.
•	Proactively advised the Compensation Committee on best practices for governance of executive compensation as well as areas of concern and risk in the Company’s program.
•	Proactively advised the Compensation Committee on legislative and regulatory developments related to compensation policies and programs and compensation-related disclosure.
Roles of the Compensation Committee and Management in Recommending Compensation
As described in greater detail below, individual base salaries, annual cash incentive awards and long-term incentive award values are determined based on the executive’s position and responsibilities and impact on the Company, individual and Company / business performance, tenure in current role and compensation positioning relative to the external marketplace. The CEO presents compensation recommendations for the other executive officers to the Compensation Committee for review and approval. The Compensation Committee, based on an evaluation of the CEO’s performance by the Executive Committee, determines the CEO’s compensation, and discusses its recommendation with the Board of Directors in executive session.

Determination of Target Compensation Levels

Compensation Philosophy
The Company’s executive compensation program for the executive officers consists of base salary, targeted annual cash incentives expressed as a percent of base salary and targeted long-term equity incentive award values. Each executive officer’s base salary, target annual cash incentive and long-term incentive award value are reviewed annually and adjusted when and if needed, based on the criteria noted above and depending on market conditions, to remain competitive with the external market. The program is designed to pay median base salaries, above-median total cash compensation for the achievement of challenging financial targets and strategic objectives, and below-median total cash compensation when those targets are not attained, thereby aligning executive compensation with shareholder interests. Third quartile levels of total direct compensation can be realized when challenging, long-term financial goals are achieved and accompanied by future share price appreciation. An executive’s position against the market may be below or above our target positioning based on a number of factors specific to the individual, including scope of responsibility, performance, tenure in position, level of experience and skill, and market conditions.

Compensation Benchmarking
FW Cook prepares a biennial review of executive officer compensation competitiveness, using a combination of third-party surveys and a custom compensation peer group. FW Cook presents its report to the Compensation Committee at its March meeting.

For the survey and peer group benchmarking review for setting Fiscal 2019 target compensation, data from the Willis Towers Watson US General Industry Survey and the Radford Global Technology Survey were used, weighted one-third and two-thirds, respectively, and adjusted to be appropriate for the Company’s revenue size, as applicable. In benchmarking compensation levels against the survey data, the Compensation Committee considers only the aggregated survey data and does not consider the identity of the companies comprising the survey data to be material for this purpose.

The custom compensation peer group consists of eighteen publicly-traded companies of similar size in our industry classification. The companies included in the Fiscal 2019 custom compensation peer group consisted of:

CoreLogic	Graham Holdings	New York Times
Dun & Bradstreet	Houghton Mifflin Harcourt	Pearson
E.W. Scripps	IAC/InterActive	Scholastic Corporation
Equifax	K12	TEGNA
Gannett	MDC Partners	Time Inc.*
Gartner	Meredith Corporation*	tronc
*	Data used for Meredith and Time Inc. was pre-acquisition.

Each year, compensation decisions covering base salary, target annual incentives and long-term incentive award values are primarily driven by assessments of market competitiveness, and individual and Company performance. Individual annual and long-term incentive payments from preceding years are not a significant factor in determining recommendations for the total compensation opportunity for an upcoming year.

Compensation for the CEO is established using the same process and philosophy previously discussed for the other executive officers. The Compensation Committee establishes the CEO’s base salary, target annual incentive and stock-based awards using the executive compensation competitive review report prepared annually by FW Cook, as indicated above. In addition, the CEO’s compensation relative to the other executive officers is evaluated.

Compensation Elements

Base Salaries
Competitive base salaries allow the Company to attract and retain executive talent. For Fiscal 2019, the Company’s budget for US salary increases was 2.5%, inclusive of market-based salary adjustments and promotions. Base salary increases, if any, are effective July 1 of each year. The base salaries of our executive officers are based on a review of the competitive median marketplace for equivalent executive positions as previously discussed, assessment of the executive officer’s individual performance by the CEO (or in the case of the CEO, by the Executive Committee of the Board of Directors), the performance of the Company and / or relevant business unit, internal pay relationships among executive officers based on relative duties and responsibilities, the tenure of the executive officer in his / her role, and the Company’s annual salary increase budget. Salary increases for the NEOs ranged from 0% to 3%, with an average of 2.1%.

Annual Incentives
Annual incentives are intended to motivate and reward executive officers for achieving short-term financial goals and strategic objectives that drive Company and business unit performance. The financial goals represent 75% of the targeted annual incentive, and strategic objectives represent 25% of the targeted annual incentive. Financial goals are based upon a strategic plan presented to and approved by the Board of Directors annually. At the end of the fiscal year, a payout factor is calculated using actual results against target. The range of payout of annual incentives is from 50% of target for achievement of revenue and profit metrics at the threshold performance level, up to 150% of target for achievement of revenue and profit metrics at the outstanding performance level. There is no payout of the financial portion of the annual incentives if achievement of financial performance is below the threshold level. If the payout for corporate is higher than that of the business units, payout for corporate is capped at the payout level of the highest business unit. A payout range from 0 to 150% is also established for performance on strategic objectives.

Following are the Fiscal 2019 target annual incentives for the NEOs, which are unchanged from Fiscal 2018:

Named Executive Officer	Target Annual Incentive as a % of Base Salary
Brian A. Napack	150%
John A. Kritzmacher	120%
Judy K. Verses	75%
Gary M. Rinck	75%
Aref Matin	100%

For the 75% of the annual incentive that is based on financial measures, corporate financial performance metrics are used for corporate NEOs, and a combination of corporate (weighted at 25%) and relevant business performance metrics (weighted at 75%) are used for business unit NEOs. For Fiscal 2019, the corporate performance metrics were revenue and operating income, equally weighted. Performance metrics for individual business units were revenue and CTP, equally weighted. These performance metrics are important and visible short-term measures aligned with shareholder return.

For Fiscal 2019, in comparison to the corporate target goals set by the Compensation Committee for annual incentive purposes (see table below) revenue achievement was ˜100% of target resulting in an unweighted payout of 100.7% for this performance measure. Operating income achievement was 102.5% of target, resulting in an unweighted payout of 117.8% for this measure. After applying the respective weighting to these performance measures, the total payout was 109.2% of target for the corporate performance measures.

Financial Objective	Weight	2019 Threshold Performance Level	2019 Target Amount	2019 Outstanding Performance Level	2019 Results
Revenue ($000s)	50%	97%	$1,791,600	103%	$1,792,300
Operating Income	50%	93%	$236,900	107%	$242,800
Note:	Financial results used for incentive payment purposes were adjusted to be on a constant currency basis using budgeted foreign exchange rates. Certain items and events may be excluded as permitted by the shareholder-approved 2014 Executive Annual Incentive Plan. These exclusions ensure that executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. For Fiscal 2019, the primary exclusions included acquisitions not included in original targets, and an unplanned accounting change that affected marketing expense in Education Services.

Quantitative and qualitative strategic objectives for Fiscal 2019 were set based on the following goals:

•	Redefine publishing with dynamic packaging of content, services and tools, and helping our customers achieve their valued outcomes
•	Expand beyond publishing to platforms that enhance the research and education workflow, and technology-enabled services to deliver results for learners and our institutional and corporate partners
•	Invest in talent, technology, growth and efficiency
•	Pursue acquisitions to gain share, capture synergies, and tap into new growth

An evaluation of each executive officer’s achievement of Fiscal 2019 strategic objectives in the context of the goals set forth above, was made by the CEO and approved by the Compensation Committee. In the case of the CEO, this evaluation was made by the Executive Committee.

There were no specific weightings for each of the preceding goals, and achievement of the strategic objectives was based on the Compensation Committee’s qualitative assessment. The key strategic accomplishments of the NEOs during Fiscal 2019 include: strategy alignment and implementation; strong performance in Research including 30% reported growth in Open Access (or +33% on a constant currency basis), driven by volume increases and launches of new Open Access journals; The Learning House acquisition; growth in Test Prep and CK; consistently strong performance in WLS; establishment of our technology location in Colombo, Sri Lanka; business optimization ramp-up; focus on colleague growth and capability development; and continued transition of leadership and investment in new and existing talent to enhance business performance.

Payout of the financial and strategic objectives portions of the annual incentives as a percentage of target, and total Fiscal 2019 annual incentives paid to the NEOs as a percentage of target, are noted in the table below.

Named Executive Officer	Payout of Financial-Based Incentive as a % of Target	Payout of Strategic Objectives Incentive as a % of Target	Total Annual Incentive Payout as a % of Target
Brian A. Napack	109.2%	120%	112%
John A. Kritzmacher	109.2%	100%	107%
Judy K. Verses	123.6%	125%	124%
Gary M. Rinck	109.2%	110%	109%
Aref Matin	109.2%	150%	119%

Long-Term Stock-Based Incentives
Long-term incentives are intended to motivate and reward executive officers for achieving long-term (three-year) business objectives that drive Company performance. The long-term incentive program for executive officers consists of annual grants of performance share units and restricted share units, weighted approximately 60% and 40% of long-term target value, respectively.

The Compensation Committee believes the mix of equity provides an appropriate balance between risk and potential reward by tying realizable compensation directly to pre-established performance goals and future increases in stock price, provides alignment with shareholder interests, and serves as an effective retention tool for executive talent. In administering the long-term incentive program, the Compensation Committee considers data from the executive compensation competitive assessment previously discussed, and the recommendations of the CEO (with respect to the other executive officers), to establish the targeted long-term incentive award values for each executive officer.

•	Performance share units are used to focus executive officers on the achievement of three-year corporate financial performance goals established by the Compensation Committee. The use of corporate performance measures aligns executive officers with the overall success of the Company and attainment of the strategic plan approved by the Board of Directors. For Fiscal 2019, cumulative EPS and cumulative FCF were used, with a weight of 60% and 40%, respectively. At the end of the performance cycle, a payout factor is calculated based on actual results against threshold, target and outstanding performance levels, resulting in a payout from 0% to 150% of the targeted number of performance share units for cycle. There is no payout in shares if performance is below the threshold performance level. Beginning with the Fiscal 2018 grants, performance share units vest 100% at the end of the performance cycle, on June 30th, once financial achievement levels have been approved by the Compensation Committee.

For the Fiscal 2017-19 performance cycle, three-year cumulative EBITDA and three-year cumulative FCF were the performance measures, weighted at 60% and 40%, respectively. These performance measures maintain focus on simple, critical, long-term value drivers.

For the Fiscal 2017-19 performance cycle, cumulative EBITDA achievement was between threshold and target at 95.8% of target, resulting in an unweighted payout of 58.4% for this performance measure. FCF achievement was between threshold and target at 95.5% of target, resulting in an unweighted payout of 77.6% for this measure. After applying the respective weightings to these performance measures, the total payout was 66.1% of the target number of shares to the NEOs for this performance cycle.

Financial Objective	Fiscal 2017-19 Threshold Performance Level	Fiscal 2017-19 Target Amount	Fiscal 2017-19 Outstanding Performance Level	Fiscal 2017-19 Results
Cumulative EBITDA ($000s)	95%	$1,155,300	110%	$1,107,200
Cumulative FCF ($000s)	90%	$706,600	110%	$675,000
Note:	Financial results used for long-term incentive payment purposes were adjusted to be on a constant currency basis using budgeted foreign exchange rates and for certain items and events as permitted by the shareholder-approved 2014 Key Employee Stock Plan. These exclusions ensure that executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term. For the Fiscal 2017-19 cycle the principal exclusions were dilution from acquisitions; additional ERP development and headquarters renovation costs versus what was assumed in the original Plan; expenses and cash payments related to restructuring actions and executive severance and recruitment; unplanned retirement plan payments and tax payments; an unplanned accounting change that affected marketing expense in Education Services. Free cash flow is defined by the Company as cash from operating activities less cash used for investing activities excluding acquisitions.

The following table shows the Fiscal 2017-19 target and earned performance shares for the NEOs. Mr. Napack and Mr. Matin did not participate in this cycle given their more recent hire dates.

Named Executive Officer	Target Performance Share Units for the Fiscal 2016-18 Cycle	Earned Performance Share Units for the Fiscal 2016-18 Cycle	Total Payout as a % of Target
John A. Kritzmacher	13,810	9,128	66.1%
Gary M. Rinck	6,340	4,191	66.1%
Judy K. Verses	5,901	3,901	66.1%

The NEOs’ target performance share units for the Fiscal 2019-21 performance cycle are included in the Grants of Plan-Based Awards Table on page 39.

•	Restricted share units facilitate stock ownership, expediting achievement of the stock ownership multiple, and provide an additional retention mechanism. Dividend equivalents are paid on restricted share units until the shares vest. Restricted share units vest 25% per year, beginning on April 30th.

The Compensation Committee approves long-term incentive values for each executive officer and the methodology for converting those values into stock-based awards using a ten-day trailing average closing stock price from the date five business days after the release of the Company’s year-end earnings.

Supplemental Awards
Supplemental cash incentives and stock grants are periodically granted to executive officers. These grants may include time-based restricted share unit awards upon hire or promotion, or for reward and retention. Supplemental performance-based long-term incentives may be used in situations where specific focus on a multi-year initiative is required.

In Fiscal 2019, Mr. Matin received a performance-based long-term cash incentive which is payable after the first and second years of his hire date, provided mutually-agreed technology goals and objectives are achieved. Mr. Matin received a sign-on grant of 29,433 restricted share units upon hire in May 2018, which vests one-third on the third, fourth and fifth anniversaries of his hire date. These awards are included in the Summary Compensation Table and Grants of Plan-Based Awards Table.

Stock Ownership Guidelines
The Compensation Committee believes that the ultimate goal of the long-term incentive program is to align the interests of Company stockholders and management. To reinforce this principle, the Compensation Committee established stock ownership guidelines for all executive officers participating in the long-term incentive program. The ownership guideline for the CEO is six times base salary. The ownership guideline for the other executive officers is two and one-half times base salary. Shares counted toward the ownership guidelines consist of:

•	Shares owned outright
•	Half of the performance share units earned (i.e. where the performance cycle has been completed), but not yet vested. (Assumes half will be surrendered to pay taxes.)
•	Half of time-based restricted share units granted. (Assumes half will be surrendered to pay taxes.)

Mr. Kritzmacher and Mr. Rinck have exceeded their targeted shareholdings. Mr. Napack, Ms. Verses and Mr. Matin are relatively new to their roles and have made progress toward meeting their ownership targets.

There is a stock retention requirement for our executive officers, including the NEOs, that requires retention of 50% of the net shares acquired upon the exercise of stock options or the vesting of performance share units and restricted share units until the executive satisfies the stock ownership salary multiple.

Clawback Provision
To ensure that our compensation program does not encourage excessive risk taking the Company has a clawback provision in both the annual and long-term incentive plans covering the top ˜425 employees in the Company. The clawback provision allows the Company to recoup incentive payments to covered incentive participants in the event that the Company restates its financial results because of fraud, gross negligence or intentional misconduct on the part of one or more employees and/or because of material non-compliance with securities laws.

Hedging Prohibition
As part of our Insider Trading Policy, the Company strictly prohibits any type of hedging activity, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and/or exchange funds.

Retirement and Post- Employment Benefits
All NEOs are eligible to participate in the Company’s qualified savings plan, as described further starting on page 41. However, because US tax rules governing qualified retirement plans place significant limitations on the benefits that can be paid to executives, the Company has three (but only one active) non-qualified retirement plans to supplement qualified retirement benefits.

•	Nonqualified Supplemental Benefit Plan (the “Excess Plan”). The Excess Plan was adopted by the Board of Directors to restore benefits that cannot be provided under the

Employees’ Retirement Plan of John Wiley & Sons, Inc. (“US Retirement Plan”) due to limitations imposed by the Internal Revenue Code. Participation in and accruals under the Excess Plan were frozen as of June 30, 2013.

•	Supplemental Executive Retirement Plan (the “SERP”). Participation in and accruals under the SERP were frozen as of June 30, 2013. The SERP is more fully described on page 42.
•	Deferred Compensation Plan (the “DCP”). The Deferred Compensation Plan was adopted by the Board of Directors to provide the opportunity to defer compensation for those executives who are not able to take full advantage of the Company’s qualified Savings Plan because of tax rules limiting contributions. In conjunction with the freeze of the US defined benefit plans, the Board approved amending the DCP to provide for Company contributions mirroring those made under the Savings Plan.

As noted above, the Company ceased accruals and froze participation in the US defined benefit retirement plans, including the US Retirement Plan, the Excess Plan, and the SERP, effective June 30, 2013. At the same time, the Company enhanced its Defined Contribution Savings Plan (401(k)) and the DCP.

Health and Welfare Benefits
The Company provides or makes available a number of health and welfare benefits, such as medical, dental, vision, life, accident and long-term disability insurance to all US-based employees, including the NEOs. These competitive benefits are provided primarily for the well-being of Wiley employees, and at the same time enhance Wiley’s attractiveness as an employer of choice.

Perquisites and Other Benefits
The Company provides limited perquisites and other personal benefits to the NEOs, of which the incremental cost to the Company in the aggregate is generally up to $23,000 annually. These taxable benefits are provided primarily for the financial security and productivity of executives, which allows greater focus on Wiley business activities. These limited perquisites primarily consist of financial planning and tax preparation, an allowance for business and health club memberships, and parking in the headquarters building (where appropriate).

During Fiscal 2019, Ms. Verses, who travels extensively to the UK on business, received a housing allowance and tax offset on the allowance totaling $71,731. In addition, since Ms. Verses has tax obligations in both the UK and US, the Company provides tax consultation and preparation assistance from PricewaterhouseCoopers. During Fiscal 2019, these charges amounted to $25,220.

Post-Employment Benefits
Depending on the circumstances of their termination, the NEOs are eligible to receive severance benefits in the form of base salary as a lump-sum payment, annual incentive, healthcare benefits and accelerated vesting of equity as determined by the provisions in their employment agreements or the Executive Severance Policy, which are discussed in detail starting on page 46. Under a dismissal without cause or constructive discharge following a change of control, the Company provides these severance benefits because it serves the best interest of the Company and its shareholders to have executives focus on the business merits of mergers and acquisitions without undue concern for their personal financial outcome. In the case of a without cause termination or constructive discharge absent a change in control, the Company believes it is appropriate to provide severance for a limited period to bridge executives to new employment, particularly in view of our non-compete and non-solicitation covenants.

Tax Deductibility of Compensation
The Compensation Committee considered the deductibility of compensation for federal income tax purposes in the design of the Company’s compensation programs. While the Company generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, its compensation philosophy and the best interests of stockholders, even if these amounts are not fully tax deductible.

Closing Statement

The executive compensation program discussed herein is based on our beliefs that:

•	The quality of our leadership is among the most important determinants of the Company’s success;
•	Our ability to attract and retain industry leaders who will ensure our success requires a competitive, performance-based compensation program;
•	Our shareholders are best served by providing our executive officers with appropriate financial rewards directly linked to the long-term success of the Company; and
•	Our executive officers must share in the risks as well as the rewards of achieving the Company’s challenging performance goals.

We believe that the Company’s executive compensation program meets the goals and objectives discussed above.

Summary Compensation Table:	Name [a]	Year [b]	Salary ($) [c]	Bonus ($) [d]	Stock Awards ($) [e]	Option Awards ($) [f]	Non-Equity Incentive Plan Compensation ($) [g]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) [h]	All Other Compen- sation ($) [i]	Total ($) [j]
	Brian A. Napack	2019	900,000		3,005,155		1,510,650	0	83,224	5,499,029
		2018	375,000		7,047,841		762,751	0	9,337	8,194,929
	John A. Kritzmacher	2019	700,417		1,233,241		902,450	12,364	116,775	2,965,247
		2018	681,667		2,171,482		1,082,574	8,471	127,991	4,072,185
		2017	662,500		1,174,941		1,331,416	7,498	91,348	3,267,703
	Judy K. Verses	2019	435,625		767,323		406,943	20,309	122,434	1,752,634
		2018	422,500		876,490		403,656	41	178,504	1,881,191
	Gary M. Rinck	2019	562,500		588,584		463,583	481,514	52,764	2,148,946
		2018	550,000		564,903		532,951	387,576	59,495	2,094,925
		2017	549,167		539,493		453,854	462,771	61,044	2,066,328
	Aref Matin	2019	415,543		2,771,299		925,360	0	13,200	4,125,402
(e):	The amounts reported in this column consist of performance share units and restricted share units granted under the Company’s 2014 Key Employee Stock Plans. The amounts noted for the performance share units represent the value at the grant date based on the probable outcome of the performance conditions under the awards. Maximum value payouts of the performance share units are 150% of target and will only occur if the Company reaches preset “outstanding” performance benchmarks. See the Grants of Plan-Based Awards Table for the possible payout range for performance share units. To calculate the fair value of the awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation. Refer to Notes 2 and 17 in the Notes to the Consolidated Financial Statements in the Company’s 2019 Annual Report on Form 10-K for the assumptions used in determining FAS ASC Topic 718, Stock Compensation values.
(g):	The total annual incentive for Fiscal 2019 was earned based on the achievement of pre-established corporate and, in the case of Ms. Verses, business financial measures—including corporate and business revenue, corporate operating income and business CTP—approved by the Compensation Committee, as well as the achievement of strategic objectives that are designed to drive improved performance for the Company. Mr. Matin also received the first half of his supplemental cash incentive for the achievement of mutually-agreed technology-related goals and objectives.
(h):	The change in pension value is mostly attributable to the net effects of changing the discount rates, decrease in the discount period and revising the mortality table. Change in pension values for Mr. Rinck is $204,852.

Nonqualified deferred compensation earnings represent the market fluctuation on account balances based on the investment funds for Mr. Kritzmacher, Ms. Verses and Mr. Rinck, $12,364.47, $20,309.17 and $276,662.45 respectively.

(i):	All Other Compensation consists of the following in Fiscal 2019:
•	Employer contributions to the Company 401(k) plan and Deferred Compensation Plan for Mr. Napack, Mr. Kritzmacher, Ms. Verses, Mr. Rinck and Mr. Matin, are valued at $83,223.80, $79,951.30, $15,483.62, $48,864.14 and $13,200 respectively.
•	Perquisites (financial planning, health club membership fees, parking benefits) for Mr. Kritzmacher, Ms. Verses and Mr. Rinck, valued at $22,824, $10,000 and $3,900, respectively.

•	Ms. Verses travels extensively to the UK on business and received housing assistance, including tax offset, in the amount of $71,731.17. In addition, since Ms. Verses has tax obligations in both the UK and US, the Company provides tax consultation and preparation assistance from PricewaterhouseCoopers. During Fiscal 2019, these charges amounted to $25,219.64.
•	Mr. Kritzmacher requested and received a charitable donation in the amount of $14,000 from the Company pursuant to the Company’s Matching Gift Program.

Grants of Plan-Based Awards During Fiscal 2019:			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) [i]	All Other Option Awards: Number of Securities Underlying Options (#) [j]	Exercise or Base Price of Option Awards ($/Sh) [k]	Grant Date Fair Value of Stock and Option Awards ($) [l]
			Threshold ($) [c]	Target ($) [d]	Maximum ($) [e]	Threshold (#) [f]	Target (#) [g]	Maximum (#) [h]

	Brian A. Napack	6/20/2018	675,000	1,350,000	2,025,000
		9/26/2018				15,672	31,343	47,015				1,847,670
		6/20/2018							17,432			1,157,485
	John A. Kritzmacher	6/20/2018	422,100	844,200	1,266,300
		9/26/2018				6,431	12,862	19,293				758,215
		6/20/2018							7,154			475,026
	Judy K. Verses	6/20/2018	164,157	328,313	492,470
		9/26/2018				4,002	8,003	12,005				471,777
		6/20/2018							4,451			295,546
	Gary M. Rinck	6/20/2018	211,875	423,750	635,625
		9/26/2018				3,070	6,139	9,209				361,894
		6/20/2018							3,414			226,690
	Aref Matin	6/20/2018	220,000	440,000	660,000
		5/21/2018		400,000
		9/26/2018				4,023	8,045	12,068				474,253
		6/20/2018							4,474			297,074
		5/21/2018							29,433			1,999,972
(c) to (e):	Represents the annual incentives for Fiscal 2019 that are based on achievement of financial goals and strategic objectives, and in the case of Mr. Matin, a supplemental performance-based cash incentive payable based on achievement of mutually-agreed technology-related goals and objectives. For the annual incentives, financial performance measures and relative weighting of each performance measure, as well as the threshold, target and outstanding levels of performance, are set at the beginning of the fiscal year. Corporate and business revenue, Corporate operating income and business CTP were the financial performance measures used for Fiscal 2019. Strategic objectives are designed to drive improved performance for the Company in the current and future fiscal years. Actual annual incentive payouts for Fiscal 2019 are indicated in column (g) of the Summary Compensation Table.
(f) to (h):	Represents the performance share unit awards granted for the Fiscal 2019-21 performance cycle pursuant to the 2014 Key Employee Stock Plan. In Fiscal 2019 executives received 60% of their targeted long-term incentive (excluding one-time awards) in the form of performance share units. Financial performance measures and relative weighting of each performance measure, as well as the threshold, target and outstanding levels of performance are set at the beginning of the three-year plan cycle. Corporate cumulative EPS and cumulative free cash flow are the performance measures used for the Fiscal 2019-21 performance cycle, weighted at 60% and 40%, respectively. No long-term incentive is payable unless the threshold performance level is reached for one of the performance measures. The performance share units, if earned, vest 100% on June 30, 2021. Dividends are not paid during the performance period.
(i):	Represents the restricted share unit awards granted for Fiscal 2019, pursuant to the 2014 Key Employee Stock Plan. Restricted share units vest 25% per year over four years, on April 30. In Fiscal 2019 executives received 40% of their targeted long-term incentive (excluding one-time awards) in the form of restricted share units. Dividend equivalents are paid on restricted share units until the shares vest. In the case of Mr. Matin, a sign-on grant of restricted share units was awarded. The sign-on grant, shown below the regular restricted share unit grant, vests one-third each on the third, fourth and fifth anniversaries of hire.
(j):	Option grants are no longer awarded.
(l):	The grant date fair value of the performance share units and restricted share units is computed in accordance with FASB ASC Topic 718, Stock Compensation. The grant date fair value of the performance share unit awards is based on a $58.95 stock price. The grant date fair value of the restricted share unit awards is based on a $66.40 stock price. Mr. Matin’s new hire grant is based on a $67.95 stock price. The fair value disclosed in this column for the performance share units represents the total fair value of those awards at the target level. Maximum value payouts are 150% of target and will only occur if the Company reaches preset “outstanding” performance benchmarks. Refer to Notes 2 and 17 in the Notes to the Consolidated Financial Statements in the Company’s 2019 Annual Report on Form 10-K for the assumptions made in determining FASB ASC Topic 718, Stock Compensation values.

Outstanding Equity Awards at Fiscal 2019 Year End:	Name [a]	Number of Securities Underlying Unexercised Options (#) Exercisable [b]	Number of Securities Underlying Unexercised Options (#) Unexercisable [c]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) [d]	Option Exercise Price ($) [e]	Option Expiration Date [f]	Number of Shares or Units of Stock That Have Not Vested (#) [g]		Market Value of Shares or Units of Stock That Have Not Vested ($) [h]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [i]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [j]
	Brian A. Napack						10,306	(1)	475,931	30,916	(4)	1,427,701
							33,813	(2)	1,561,484	31,343	(5)	1,447,420
							13,074	(3)	603,757
	John A. Krtizmacher	15,000			$39.53	6/24/2023	2,303	(6)	106,353	9,128	(8)	421,531
		18,300			$59.70	6/23/2024	4,576	(1)	211,320	13,726	(4)	633,867
		21,660			$55.99	6/23/2025	6,489	(7)	299,662	12,862	(5)	593,967

							5,366	(3)	247,802
	Judy K. Verses						984	(6)	45,441	3,901	(8)	180,148
							2,433	(1)	112,356	7,300	(4)	337,114
							1,623	(7)	74,950	8,003	(5)	369,579
							3,339	(3)	154,195
	Gary Rinck	25,000			$40.02	6/23/2020	1,058	(6)	48,858	4,191	(8)	193,540
		25,000			$49.55	6/22/2021	2,183	(1)	100,811	6,550	(4)	302,479
		25,000			$48.06	6/26/2022	2,561	(3)	118,267	6,139	(5)	283,499
		14,300			$39.53	6/24/2023
		8,800			$59.70	6/23/2024
		10,240			$55.99	6/23/2025
	Aref Matin						29,433	(9)	1,359,216	8,045	(5)	371,518
							3,356	(3)	154,980
(1)	Remaining 50% of award vests 25% on April 30, 2020 and 25% on April 30, 2021.
(2)	Remaining 50% of award vests on December 4, 2019.
(3)	Remaining 75% of award vests 25% on April 30, 2020, 25% on April 30, 2021 and 25% on April 30, 2022.
(4)	Award vests 100% on June 30, 2020.
(5)	Award vests 100% on June 30, 2021.
(6)	Remaining 25% of award vests on April 30, 2020.
(7)	Remaining 1/3 of award vests on April 30, 2020.
(8)	Award vested 50% on June 30, 2019 and remaining 50% vests on April 30, 2020.
(9)	Award vests 1/3 on May 18, 2021, 1/3 on May 18, 2022 and 1/3 on May 18, 2023.
(e):	The exercise price of all stock options may not be less than 100% of the fair market value of the stock on the date of grant.
(f):	Stock options have a term of 10 years. Stock options continue to vest and can be exercised for a period following retirement, but no later than the expiration of the option.
(g):	Includes the restricted share units granted June 2016 through 2018; and any supplemental restricted share / restricted share unit awards, all of which will vest as noted above.
(h) and (j):	Based on the April 30, 2019 closing market price of Class A stock of $46.18.
(i):	Represents the target number of performance share units granted and earned for the Fiscal 2017-19 cycle, and those yet-to-be earned for the Fiscal 2018-20 and Fiscal 2019-21 long-term incentive cycles. The Fiscal 2017-19 shares earned vested half on June 30, 2019 and half will vest on April 30, 2020. The Fiscal 2018-20 shares, if earned, will vest fully on June 30, 2020. The Fiscal 2019-21 shares, if earned, will vest fully on June 30, 2021.

Option Exercises and Stock Vested Table:		Option Awards		Stock Awards
	Name [a]	Number of Shares Acquired on Exercise (#) [b]	Value Realized on Exercise ($) [c]	Number of Shares Acquired on Vesting (#) [d]	Value Realized on Vesting ($) [e]
	Brian A. Napack	0	$0	43,323	$2,264,728
	John A. Kritzmacher	45,000	$1,207,233	21,779	$1,057,658
	Judy Verses	0	$0	4,886	$225,635
	Gary Rinck	0	$0	7,331	$363,103
	Aref Matin	0	$0	1,118	$51,629
(c):	The value realized on exercise represents the excess of the fair market value of the underlying securities purchased on the date of exercise over the exercise price contained in the option, multiplying the number of options exercised.
(d):	Includes:
•	the second half of the restricted share units granted in June 2014 (Mr. Kritzmacher and Mr. Rinck)
•	the performance share units earned for the Fiscal 2016-18 performance cycle (Mr. Kritzmacher and Mr. Rinck)
•	the last quarter of restricted share units granted in June 2015 (Mr. Kritzmacher and Mr. Rinck)
•	the third quarter of restricted share units granted in June 2016 (Mr. Kritzmacher, Ms. Verses and Mr. Rinck)
•	the first half of the sign-on restricted share award granted in December 2017 (Mr. Napack)
•	the second quarter of the restricted share units granted in June 2017 (Mr. Kritzmacher, Ms. Verses, Mr. Rinck), and in the case of Mr. Napack, December 2017
•	the second third of the supplemental restricted share units granted in June 2017 (Mr. Kritzmacher and Ms. Verses)
•	the first quarter of the restricted share units granted in June 2018 (Mr. Napack, Mr. Kritzmacher, Ms. Verses, Mr. Rinck and Mr. Matin)
(e):	The value realized on the vesting of restricted stock awards represents the value of stock no longer subject to a risk of forfeiture or other restrictions, obtained by multiplying the number of shares of stock released from such restrictions by the closing market price of Class A Common Stock on the dates of vesting.

Pension Benefits Table:	Name [a]	Plan [b]	Number of Years Credited Service (#) [c]	Present Value of Accumulated Benefit(1) ($) [d]	Payments During Last Fiscal Year ($) [e]
	Gary M. Rinck	Qualified Plan	9.25	427,606	0
		Excess Plan	9.25	1,163,817	0
		SERP	9.25	3,102,512	0
(1)	The credited service and the accumulated benefits used to determine the present value of the US Qualified, Excess and SERP benefits are as of the US plans’ freeze on June 30, 2013.
(d):	The amounts shown in the table above for all plans represent the actuarial present values of the executives’ accumulated benefits accrued as of April 30, 2019, calculated using the same assumptions in footnote 15 of the Company’s financial statements, except that the SERP benefit for Mr. Rinck calculated under the 1989 SERP has no mortality assumption and under the 1989 and 2005 SERP, no recognition of pre-retirement mortality.
The Employees Retirement Plan of John Wiley & Sons, Inc. (the Qualified Plan)
The Company sponsors a qualified defined benefit pension plan to provide retirement benefits to US based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting certain eligibility requirements. Prior to January 1, 2005, benefits under the Qualified Plan provided for annual normal benefits payable at normal retirement age of 65 based on certain factors times average final compensation times years of service not to exceed 35 (the “Previous Benefit Formula”). Effective January 1, 2005 the Qualified Plan formula was revised to provide covered participants with enhanced future benefits. After January 1, 2005, benefits are calculated as the sum of:

•	A frozen benefit as of December 31, 2004, calculated under the Previous Benefit Formula, plus
•	An annual benefit earned for benefit service after January 1, 2005. The amount of each year’s accrual is the sum of:
•	total annual compensation (annual base salary, plus 100% of bonus) for the year up to and including 80% of that year’s Social Security Wage Base times 1.0%, plus
•	total annual compensation for the year in excess of 80% of that year’s Social Security Wage Base times 1.3%.

The Company announced a cessation of accruals and freeze of participation in the US Qualified Retirement Plan, effective June 30, 2013.

The plan recognizes a maximum of 35 years of benefit service, accruing through June 30, 2013. If the total benefit service is greater than 35 years at age 65, the benefit will be equal to the 35 consecutive years of benefit accruals that produce the highest combined amount.

The plan provides for retirement as early as age 55 with ten years of service. The age 65 benefit is reduced by 4% per year for each year less than 65, unless a participant has 20 years of service, in which case the participant can retire as early as age 62 without an early retirement reduction.

The frozen annual benefit calculated under the Previous Benefit Formula for the combined Qualified Plan and the Excess Plan described below for Mr. Rinck is $3,399.

The Nonqualified Supplemental Benefit Plan (the Excess Plan)
The Excess Plan provides benefits that would otherwise be denied participants by reason of certain Code limitations on the tax-qualified benefit. In addition, the Excess Plan provides benefits to certain individuals which arise from additional service credit granted for previous employment with acquired companies.

Average final compensation and total annual compensation are determined under the Excess Plan in the same manner as under the Qualified Plan, except that a participant’s compensation is not subject to the limitations under the Code. Years of service under the Qualified Plan and the Excess Plan are the number of years and months through the plans’ freeze date, June 30, 2013, limited to 35 years, worked for the Company and its subsidiaries after attaining age 21.

The Company announced a cessation of accruals and freeze of participation in the US Supplemental Benefit (“Excess”) Plan, effective June 30, 2013.

Supplemental Executive Retirement Plan (the SERP)
In March 2005, the Board froze participation in the existing 1989 SERP and adopted the 2005 SERP. All active participants in the 1989 SERP, except those who were directors, 5% owners or who were within two years of the normal retirement age of 65, were given the option, prior to December 31, 2005, to waive their right to all benefits under the 1989 SERP and receive benefits under the 2005 SERP in consideration of that waiver. Four participants elected to do so. Mr. Rinck remains in the 1989 SERP.

The benefit under the 1989 SERP is the higher of the “primary” or the “additional” benefit.

•	The primary benefit consists of ten annual payments commencing at retirement (at or after age 65) determined by multiplying the participant’s base salary rate at retirement by 2.5, reducing the result by $50,000 and dividing the remainder by five. The plan also provides for an alternative early retirement benefit for participants who retire after age 55 with five years of service, a reduced payment for participants whose employment is terminated prior to age 65 other than on account of death (and who do not qualify for early retirement) and a survivor benefit for the beneficiaries of a participant who dies prior to age 65 while employed by the Company or an affiliate.
•	The additional benefit provides participants with a guaranteed total annual retirement benefit beginning at age 65 for ten years of 50%, 55%, or 65% (the “Applicable Percentage”) of average compensation, defined as base salary and annual incentive, over the executive’s highest three consecutive years. This amount is reduced by the retirement benefits under the Qualified Plan, the Excess Plan and the primary benefit above. The Applicable Percentage for Mr. Rinck is 50%.

The 2005 SERP provides a lifetime annual benefit determined by multiplying the executive’s average compensation over the highest three consecutive years times a service factor, which is the sum of years of service up to 20 years times 2%, plus years of service in excess of 20 times 1%, to a maximum of 35 years total. The 2005 SERP provides a reduced early retirement benefit for participants calculated in the same manner as the 1989 SERP. The participant may elect to receive his or her benefit in the form of a joint and survivor benefit on an actuarial equivalent basis. All other terms of the 2005 SERP are substantially the same as the 1989 SERP.

The Company announced a cessation of accruals and freeze of participation in the US Supplemental Executive Retirement Plan, effective June 30, 2013.

Nonqualified Deferred Compensation (NQDC) Table:	Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
	Brian A. Napack	0	62,449	0	0	62,449
	John A. Kritzmacher	0	67,582	12,364	0	317,725
	Judy K. Verses	0	2,563	358	0	20,309
	Gary M. Rinck	244,385	37,558	276,662	0	4,368,891
	Aref Matin	0	0	0	0	0

Participants in the company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”) may elect to defer up to 25% of their base salary and up to 100% of their annual cash incentive compensation. If the participant’s Company matching contributions under the Employees’ Savings Plan are restricted due to code contribution or compensation limitations, he/she is eligible to receive a Company matching contribution of up to 1.5% of pay in excess of qualified plan limits under the NQDC Plan. Mirroring Company contributions under the Savings Plan, the Company also makes Basic Retirement Contributions, and may make Discretionary Contributions, recognizing pay in excess of qualified plan limits, under the NQDC Plan.

Participants designate one or more investment funds which are used to measure the income credited to their account. Although not required to do so, the Company has elected to invest the funds deferred under the plan substantially as directed by the participants. The funds currently available under the NQDC Plan and their returns for the last fiscal year are shown below:

Deferred Compensation Funds	Rate of Return for 1 year ending 04/30/2018
Goldman Sachs VIT Government Money Market	2.06%
Fidelity VIP Investment Grade Bond Svc	5.36%
MFS VIT Value	9.67%
Fidelity VIP Index 500	13.37%
American Funds IS Growth 2	11.12%
Nationwide VIT Mid Cap Index I	6.52%
DFA VA US Targeted Value	0.09%
Vanguard VIF Small Company Growth	9.50%
MFS VIT II International Value	6.21%
MFS VIT II International Growth	5.06%
Northwestern Mutual Life Insurance	5.20%

Account balances under the NQDC Plan are distributed to participants in accordance with their individual elections made at the time of the deferral election. Participants may elect to receive their contributions on a designated date or upon separation of service, subject to the restrictions of Section 409A of the Code. Distributions on account of termination or retirement are available in a lump sum or annual installments over up to 15 years.

Amounts in column (b) are included in columns (c) and (g) on the Summary Compensation Table.

Brian A. Napack

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)
Compensation:
Severance – Base Salary	$0	$0	$1,800,000	$1,800,000
Severance – Annual Incentive	$0	$0	$0	$2,700,000
Target Annual Incentive	$0	$0	$1,350,000	$1,350,000
ELTIP – Restricted Performance Share Units	$0	$0	$1,434,305	$2,875,121
Restricted Stock (Performance Shares Earned but Not Vested)	$0	$0	$0	$0
Restricted Stock (Time Based)	$0	$0	$1,561,484	$2,641,173
Stock Options	$0	$0	$0	$0
Benefits(1)	$0	$0	$90,237	$90,237
SERP	N/A	N/A	N/A	N/A
Excess Plan	N/A	N/A	N/A	N/A
Qualified Plan	N/A	N/A	N/A	N/A
NQDC	62,449	62,449	62,449	62,449
Total:	$62,449	$62,449	$6,298,475	$11,518,979
(1)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(2)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

John A. Kritzmacher

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)
Compensation:
Severance – Base Salary	$0	$0	$1,407,000		$1,407,000
Severance – Annual Incentive	$0	$0	$1,688,400		$1,688,400
Target Annual Incentive	$0	$0	$844,200		$844,200
ELTIP – Restricted Performance Share Units	$0	$0	$1,042,098		$1,042,098
Restricted Stock (Performance Shares Earned but Not Vested)	$0	$0	$0	$
Restricted Stock (Time Based)	$0	$0	$865,136		$865,136
Stock Options(1)	$0	$0	$99,750		$99,750
Benefits(2)	$0	$0	$81,327		$81,327
SERP	N/A	N/A	N/A		N/A
Excess Plan	N/A	N/A	N/A		N/A
Qualified Plan	N/A	N/A	N/A		N/A
NQDC(3)	317,725	317,725	317,725		317,725
Total:	$317,725	$317,725	$6,345,636		$6,345,636
(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the April 30, 2019 closing stock price ($46.18).
(2)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(3)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

Judy K. Verses

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)
Compensation:
Severance – Base Salary	$0	$0	$437,750	$656,625
Severance – Annual Incentive	$0	$0	$0	$328,313
Target Annual Incentive	$0	$0	$328,313	$328,313
ELTIP – Restricted Performance Share Units	$528,114	$528,114	$528,114	$886,841
Restricted Stock (Performance Shares Earned but Not Vested)	$0	$0	$0	$0
Restricted Stock (Time Based)	$0	$0	$74,950	$386,942
Stock Options	$0	$0	$0	$0
Benefits(1)	$0	$0	$12,047	$43,557
SERP	N/A	N/A	N/A	N/A
Excess Plan	N/A	N/A	N/A	N/A
Qualified Plan	N/A	N/A	N/A	N/A
NQDC(2)	20,309	20,309	20,309	20,309
Total:	$548,423	$548,423	$1,401,483	$2,650,900
(1)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(2)	Balance is paid as a lump sum on termination following a change of control; otherwise balance is paid in approximately equal installments over 15 years.

Gary M. Rinck

Executive Benefits and Payments Upon Termination	Retirement		Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)		Dismissal without Cause or Resignation for Good Reason (following CoC)
Compensation:
Severance – Base Salary		$0	$0		$847,500		$1,130,000
Severance – Annual Incentive		$0	$0		$0		$847,500
Target Annual Incentive		$423,750	$0		$423,750		$423,750
ELTIP – Restricted Performance Share Units		$489,693	$0		$489,693		$779,518
Restricted Stock (Performance Shares Earned but Not Vested)	$		$0	$		$
Restricted Stock (Time Based)		$267,936	$0		$267,936		$267,936
Stock Options(1)		$249,095	$249,095		$249,095		$249,095
Benefits(2)		$0	$0		$42,221		$60,976
SERP(3)		$3,060,209	$3,060,209		$3,060,209		$3,214,735
Excess Plan(3)		$1,121,528	$1,121,528		$1,121,528		$1,121,528
Qualified Plan(3)		$419,495	$419,495		$419,495		$419,495
NQDC(4)		$4,368,891	$4,368,891		$4,368,891		$4,368,891
Total:		$10,400,597	$9,219,218		$11,290,317		$12,883,424
(1)	Reflects the intrinsic value of those stock options that become vested because of the change of control based on the April 30, 2019 closing stock price ($46.18).
(2)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.
(3)	Amounts shown are lump sum values (based on the PPA mortality table and the Section 417(e)(3) segment rates in effect for April 2019), even though plan documents only permit annuity payments, except on termination following a change of control. Annual benefits are:
Qualified:	$33,527/ year as a life annuity
Excess:	$89,635/ year as a life annuity
SERP:	$365,586/ year as a 10 year certain
(4)	Balance is paid as a lump sum on termination following a change of control; otherwise distribution is available in a lump sum or annual installments over up to 15 years.

Aref Matin

Executive Benefits and Payments Upon Termination	Retirement	Resignation without Good Reason	Dismissal without Cause or Resignation for Good Reason (absent CoC)	Dismissal without Cause or Resignation for Good Reason (following CoC)
Compensation:
Severance – Base Salary	$0	$0	$440,000	$660,000
Severance – Annual Incentive	$0	$0	$0	$660,000
Target Annual Incentive	$0	$0	$440,000	$440,000
ELTIP – Restricted Performance Share Units	$0	$0	$123,865	$371,518
Restricted Stock (Performance Shares Earned but Not Vested)	$0	$0	$0	$0
Restricted Stock (Time Based)	$0	$0	$1,359,216	$1,514,196
Stock Options	$0	$0	$0	$0
Benefits(1)	$0	$0	$63,101	$63,101
SERP	N/A	N/A	N/A	N/A
Excess Plan	N/A	N/A	N/A	N/A
Qualified Plan	N/A	N/A	N/A	N/A
NQDC	0	0	0	0
Total:	$0	$0	$2,426,172	$3,708,815
(1)	Presumes benefits are similar to those available to salaried employees and therefore only need to be disclosed in the dismissal columns.

The preceding tables—Potential Payments upon Termination or Change of Control—show the payments and benefits our named executives would receive in connection with a variety of employment termination scenarios and upon a change of control. For the named executive officers, the information assumes the terminations and change of control occurred on April 30, 2019. All of the payments and benefits described below would be provided by the Company or its affiliates, contingent upon signing a release and waiver, and securing restrictive covenants such as non-compete and non-solicitation.

The tables do not include amounts such as base salary, annual incentives and stock awards the named executive officers earned due to employment through April 30, 2019.

Under the 2014 Key Employee Stock Plan, the Compensation Committee may elect to accelerate the vesting of performance stock which has been earned, but not vested, for a retiring executive. Payout for current cycles will be made in shares following the end of the performance cycle.

The named officers and certain other executives are covered by employment agreements or the Executive Severance Policy which provide for the following in the event of a “without cause termination” or “constructive discharge” without a change in control:

•	Severance—base salary: Mr. Napack and Mr. Kritzmacher—24 months; Mr. Rinck—18 months; Ms. Verses and Mr. Matin—12 months.
•	Severance—annual target incentive: Mr. Kritzmacher—24 months.
•	Annual Incentive—If named executive is active for nine months of the fiscal year, prorated incentive payable based on actual performance.
•	Performance Share Units—accelerated vesting of all earned Performance Share Units for completed cycles. Prorated participation for active cycles, to be paid after the end of the cycle, once performance has been determined and approved.
•	Stock Options, Restricted Stock, Restricted Performance Share Units: Mr. Kritzmacher—accelerated vesting of all stock options, restricted stock and restricted share units granted to Executive under any executive long-term incentive plan established by the Company but not yet vested on the effective date of termination of employment.
•	Company-paid health insurance, for their respective severance periods, but not to exceed 18 months, except in the case of Mr. Kritzmacher, Company-paid health insurance for 24 months.

The named officers and certain other executives are covered by employment agreements which provide for the following, in the event of a “without cause termination” or “constructive discharge” following a change in control, as defined:

•	Severance—base salary: Messrs. Napack, Kritzmacher and Rinck—24 months, Ms. Verses and Mr. Matin— 18 months.
•	Severance—annual target incentive—Mr. Napack, Mr. Kritzmacher and Mr. Rinck—24 months, Ms. Verses and Mr. Matin—18 months.
•	Company-paid health benefits—Mr. Kritzmacher and Mr. Rinck—24 months, Mr. Napack, Ms. Verses and Mr. Matin—18 months.
•	Mr. Rinck—a lump-sum payment under the 1989 SERP, equal to the present value of the benefit to which the participant would have been entitled if he had attained age 65 and retired on the date of such termination of employment.
•	Mr. Rinck—a lump-sum payment of the accrued benefit under the Excess Plan.
•	Mr. Napack, Mr. Kritzmacher, Mr. Rinck, Ms. Verses and Mr. Matin—immediate payment of the current balance of the NQDC Plan.

Upon a “change in control,” as defined, under the 2014 Key Employee Stock Plan:

•	Double-trigger vesting of equity will apply in cases where the acquiring company is a publicly traded company, and that company assumes or replaces the outstanding equity.
•	There are no excise tax “gross-ups”.

“Change of Control” shall mean an event which shall occur if there is:

(i)	a change in the ownership of the Company;
(ii)	a change in the effective control of the Company; or
(iii)	a change in the ownership of a substantial portion of the assets of the Company.

For purposes of this definition, a change in the ownership occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

A change in the effective control occurs on the date on which either:

(i)	a person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), acquires ownership of stock possessing 30% or more of the total voting power of the stock of the Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or
(ii)	a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury regulations 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Company, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition. The determination as to the occurrence of a Change of Control shall be based on objective facts and in accordance with the requirements of Code Section 409A and the regulations promulgated thereunder.

DIRECTOR COMPENSATION

Directors’ Compensation Fiscal 2019

In Fiscal 2019, our non-employee directors received an annual cash retainer of $100,000 and committee chairs of the Audit, Governance, and Compensation Committees received an additional annual retainer of $15,000. In March 2019, the Board passed a resolution to also provide an additional retainer of $15,000 to the Executive and Technology committee chairs. On February 6, 2019, Mr. Jesse Wiley assumed the role as the non-Executive Chairman of the Board, following Mr. Kissner’s resignation. As Chairman, Mr. Wiley receives an annual cash retainer of $320,000, consisting of $210,000 for Director compensation, plus an incremental cash retainer of $110,000 for his role as Chairman. His pro-rated Chairman and Director cash compensation is reflected in the FY19 Director Compensation Table. No fees are paid for attendance at meetings. No non-employee director receives any other cash compensation from the Company, except for reimbursement of expenses incurred in relation to service on the Board. In Fiscal 2019, directors who are employees did not receive an annual cash retainer for Board service.

Pursuant to the 2018 Director Stock Plan, as amended on March 20, 2019, each of our then non-employee directors received an annual award of restricted Class A Common Stock equal to $110,000, with the amount of shares granted based on the stock price of John Wiley & Sons, Inc. Class A Common Stock at the close of the New York Stock Exchange on September 27, 2018. Such restricted shares granted will vest on the earliest of (i) the day before the next Annual Meeting following the grant, (ii) the non-employee director’s death or disability (as determined by the Governance Committee), or (iii) a Change in Control (as defined in the 2014 Key Employee Stock Plan). During Fiscal 2019, the Company awarded a total of 24,834 restricted Class A Common Shares to the non-employee directors, which includes 1,069 shares issued to Mr. Plummer in lieu of his cash Director’s fees under the Directors’ Deferred Stock Plan. All of our Directors who receive stock compensation, except for Messrs. Pesce and Pence, defer their receipt of the shares and receive them as share equivalents under the Deferred Compensation Plan for Director as described in the following paragraph.

The Company established a Deferred Compensation Plan for Directors (the “Deferred Plan”), Amended and Restated as of January 1, 2009, and further amended on September 27, 2018. Non-employee directors are eligible to participate and may defer all or a portion of their annual cash retainer fees in the form of cash and/or Class A Common Stock. They may also defer their annual stock award.

In Fiscal 2019, eight of our ten non-employee directors participated in the Deferred Plan. Retainers deferred in cash accrue interest annually based on the prime rate. Two of our current Directors defer receipt of their cash retainer in an interest bearing account. Retainers deferred in the form of Class A Common Stock receive dividend equivalent units based on the closing price of the Class A Common Stock on the distribution date of the dividend. Deferred cash and/or stock is payable to the directors upon their retirement from the Board, either in a lump sum or in the form of annual installments disbursed on January 15th of each year following the retirement.

Our active directors and their spouses are eligible to participate in the Company’s Matching Gift Program. The Company will match on a one-to-one basis up to a maximum contribution of $15,000 per calendar year, with no organization limit.

Share ownership by each Director is encouraged. To this end, each Director is expected to own shares of common stock valued at not less than five times that Director’s annual cash compensation to which the Director is entitled for Board service, which can be met by accumulating annual stock grants during their term of Board service.

The table below indicates the total cash compensation received by each non-employee director during Fiscal 2019.

	FY 2019 Director Compensation			All Other Compensation
Name	Cash Fee	Chair Fee	Stock Awards(1)		Total
Mari J. Baker(2)(3)	$100,000	$15,000	$110,000	$31,320	$256,320
George Bell(2)(3)	$100,000	$15,000	$110,000	$27,377	$252,377
Beth Birnbaum(2)(4)	$50,000		$110,000	$2,455	$162,455
David Dobson(2)	$100,000		$110,000	$182	$210,182
Laurie A. Leshin(2)	$100,000		$110,000	$9,402	$219,402
Matthew S. Kissner(2)(3)(5)	$82,594		$164,750	$53,673	$301,017
Raymond W. McDaniel, Jr.(2)	$100,000	$15,000	$110,000	$92,488	$317,488
William J. Pesce(6)	$100,000	$3,750	$110,000	$8,000	$221,750
William Pence(6)	$100,000	$3,750	$110,000		$213,750
William B. Plummer(2)(7)	$100,000		$110,000	$66,925	$276,925
Jesse C. Wiley(8)	$119,111				$119,111
(1)	On September 27, 2018, each of our then sitting non-employee Directors received an annual stock award of 1,809 shares of Class A Common Stock based on the closing price of $60.80. In addition to the Non-employee Director grant, Mr. Kissner received an additional 901 Class A Common Stock at $60.80 for his service as the then Chairman of the Board.
(2)	The amounts in All Other Compensation include the cash value of dividends accrued under the Deferred Compensation Plan and, in the case of Mr. McDaniel, $52,698 in interest credited to his Deferred Cash Compensation Plan in Fiscal 2019, of which $15,332 is forfeitable if Mr. McDaniel resigns his position as a Director before December 31, 2019, and in the case of Ms. Birnbaum, $653 in interest credited to her Deferred Cash Compensation Plan in Fiscal 2019, of which $607 if forfeitable if she resigns as a Director before December 31, 2019.
(3)	The following Directors requested and received a cash donation from the Company to organizations pursuant the Company’s Matching Gift Program, as described above: Mr. Bell - $15,000, Ms. Baker - $ 12,657, Mr. Kissner - $5,250, and Mr. Pesce - $8,000. These amounts are included under “All Other Compensation.”
(4)	Ms. Birnbaum was appointed to the Board on September 27, 2018. Her pro-rated Director cash compensation is reflected in the table.
(5)	Mr. Kissner resigned from the Board as Chairman and as a director on February 5, 2019. His pro-rated Chairman and Director cash compensation is reflected in the table.
(6)	In March 2019, the Board passed a resolution to also provide the additional committee chair retainer of $15,000 to the Executive and Technology Committees on a go-forward basis. The table reflects the pro-rated quarterly committee chair compensation to Messrs. Pence and Pesce.
(7)	Mr. Plummer has elected to defer his cash retainer and receives it in share equivalents under the Deferred Compensation Plan for Directors.
(8)	Mr. Jesse Wiley assumed the role as the non-Executive Chairman of the Board on February 6, 2019. As Chairman, Mr. Wiley receives an annual cash retainer of $320,000, consisting of $210,000 for Director compensation, plus an incremental cash retainer of $110,000 for his role as Chairman. His pro-rated Chairman and Director cash compensation is reflected in the table.
Name	Number of Shares Underlying Outstanding Deferred Stock Equivalents	Number of Shares Underlying Outstanding Stock Options
Mari J. Baker	14,938	—
George Bell	10,062	—
Beth Birnbaum	1,859
David C. Dobson	1,107	—
Matthew S. Kissner	38,252	—
Laurie Leshin	7,754	—
Raymond W. McDaniel, Jr.	31,326	—
William Pence(1)	—	—
William J. Pesce(1)	—	—
William B. Plummer	53,605	—
(1)	Messrs. Pence and Pesce do not defer receipt of their annual stock award.

Insurance with Respect to Indemnification of Directors and Officers

The By-Laws of the Company provide for indemnification of directors and officers in connection with claims arising from service to the Company to the extent permitted under the New York State Business Corporation Law. The Company carries insurance in the amount of $70,000,000 with Chubb Insurance Company of New Jersey, National Union Fire Insurance Company of Pittsburgh, PA, Allied World National Assurance Company, Federal Insurance Company and Allianz Global Risk US Insurance Company at a premium of $548,714. The current policy expires on November 14, 2019.

OTHER MATTERS

Manner and Expenses of Solicitation

Since many of our shareholders are unable to attend the Annual Meeting, the Board solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting.

Shareholders of record can vote, and save the Company expense, by using the Internet or by calling the toll-free telephone number printed on the proxy card. Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders participating or voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from such record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If you do vote by Internet or telephone, it will not be necessary to return your proxy card. If you do not choose to vote using these two options, you may return your proxy card, properly signed, and the shares will be voted in accordance with your directions. Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If no choices are specified, the shares represented by that proxy card will be voted as recommended by the Board.

If a shareholder does not return a signed proxy card, vote by the Internet, by telephone or attend the Annual Meeting and vote in person or via the Internet, his or her shares will not be voted. Any shareholder giving a proxy (including one given by the Internet or telephone) has the right to revoke it at any time before it is exercised by giving notice in writing to the Corporate Secretary, by delivering a duly executed proxy bearing a later date to the Secretary (or by subsequently completing a telephonic or Internet proxy) prior to the Annual Meeting of Shareholders, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

The Company will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or facsimile, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of common stock in their names will be reimbursed for their reasonable out-of-pocket expenses in forwarding proxy material to their principals.

Electronic Delivery of Materials

The 2019 Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available on the website at www.proxyvote.com. Instead of receiving future copies of our Proxy Statement and Annual Report materials by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Selecting this option will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site. Shareholders of record and beneficial owners may enroll in the electronic proxy delivery service at any time in the future by going to our enrollment site at http://enroll.icsdelivery.com/jwa and following the enrollment instructions.

Deadline for Submission of Shareholder Proposals

If a shareholder intends to present a proposal for action at the 2020 Annual Meeting and wishes to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by April 18, 2020. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

If a shareholder submits a proposal outside of Rule 14a-8 for the 2019 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by our By-Laws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Company’s Board to vote on the proposal.

Our By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the Board. In general, written notice of a shareholder proposal or a director nomination for an annual meeting must be received by the Secretary of the Company no later than May 29, 2020, and must contain specified information and conform to certain requirements, as set forth in greater detail in the By-Laws. If the Company’s presiding officer at any shareholders’ meeting determines that a shareholder proposal or director nomination was not made in accordance with the By-Laws, the Company may disregard such proposal or nomination.

Proposals and nominations should be addressed to Corporate Secretary, John Wiley & Sons, Inc., 111 River Street, Mail Stop 6-NE-42, Hoboken, New Jersey 07030-5774.

The Company has not received notice from any shareholder of its intention to bring a matter before the 2018 Annual Meeting. At the date of this Proxy Statement, the Board of Directors does not know of any other matter to come before the meeting other than the matters set forth in the Notice of Meeting. However, if any other matter, not now known, properly comes before the meeting, the persons named on the enclosed proxy will vote said proxy in accordance with their best judgment on such matter. Shares represented by any proxy will be voted with respect to the proposals outlined above in accordance with the choices specified therein or in favor of any proposal as to which no choice is specified.

The Company will provide, without charge, a copy of its Annual Report on Form 10-K filed with the SEC for Fiscal 2019, including the financial statements and the schedules thereto. All such requests should be directed to Corporate Secretary, John Wiley & Sons, Inc., 111 River Street, Mail Stop 6-NE-42, Hoboken, New Jersey 07030-5774.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

BY ORDER OF THE BOARD OF DIRECTORS

JOANNA JIA Corporate Secretary

Hoboken, New Jersey
August 16, 2019

WILEY

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 25, 2019 or the cut-off date for the ESPP participants noted below. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/JWA2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available on your proxy card and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 25, 2019 or the cut-off date for the ESPP participants noted below. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Admission Ticket - Not Transferable

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E83412-P28113

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHN WILEY & SONS, INC.

The Board of Directors recommends a vote "FOR" all nominees, and "FOR" proposals 2 and 3.

	For All	Withhold All	For All Except
1. The election as directors of all nominees listed below, except as marked to the contrary.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Beth Birnbaum
02) David C. Dobson
03) William Pence

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent accountants for the fiscal year ending April 30, 2020.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

Notice to participants in the John Wiley & Sons, Inc. Payroll Deduction Employee Stock Purchase Plan ("ESPP"):

If you participate in the ESPP, this proxy card includes shares that the plan has credited to this account.

To allow for sufficient time for the ESPP Trustee to vote, the Trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Monday, September 23rd, 2019.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. Please sign exactly as your name(s) appear(s) hereon.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Signature [PLEASE SIGN WITHIN BOX] | Date

Signature (Joint Owners) | Date

JOHN WILEY & SONS, INC. - ANNUAL MEETING, SEPTEMBER 26, 2019

ADMISSION TICKET
2019 Annual Meeting of Stockholders
September 26, 2019 at 8:00 A.M.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

CLASS A

E83413-P28113

PROXY/VOTING INSTRUCTION CARD

JOHN WILEY & SONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jesse C. Wiley, Brian A. Napack, and Gary M. Rinck as the proxies of the undersigned, with full power of substitution to each of them, to vote the Class A Common Stock, which the signee is entitled to vote at the Annual Meeting of Stockholders of John Wiley & Sons, Inc. and any and all adjournments thereof, to be held online at www.virtualshareholdermeeting.com/JWA2019, and at the Company's headquarters, 111 River Street, Hoboken, New Jersey 07030, on September 26, 2019, at 8:00 A.M., Eastern Daylight Saving Time.

The proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted "FOR" the Election of Directors, and "FOR" Proposals 2 and 3.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)

WILEY

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 25, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/JWA2019**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available on your proxy card and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 25, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Admission Ticket - Not Transferable

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E83414-P28113 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHN WILEY & SONS, INC.

The Board of Directors recommends a vote "FOR" all nominees, and "FOR" proposals 2 and 3.

	For All	Withhold All	For All Except
1. The election as directors of all nominees listed below, except as marked to the contrary.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brian A. Napack
02) Jesse C. Wiley
03) Mari J. Baker
04) George Bell
05) Laurie A. Leshin
06) Raymond W. McDaniel, Jr.
07) William J. Pesce

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent accountants for the fiscal year ending April 30, 2020.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. Please sign exactly as your name(s) appear(s) hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JOHN WILEY & SONS, INC. - ANNUAL MEETING, SEPTEMBER 26, 2019

ADMISSION TICKET
2019 Annual Meeting of Stockholders
September 26, 2019 at 8:00 A.M.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver's license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT!

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

CLASS B

E83415-P28113

PROXY/VOTING INSTRUCTION CARD

JOHN WILEY & SONS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jesse C. Wiley, Brian A. Napack, and Gary M. Rinck as the proxies of the undersigned, with full power of substitution to each of them, to vote the Class B Common Stock, which the signee is entitled to vote at the Annual Meeting of Stockholders of John Wiley & Sons, Inc. and any and all adjournments thereof, to be held online at www.virtualshareholdermeeting.com/JWA2019, and at the Company's headquarters, 111 River Street, Hoboken, New Jersey 07030, on September 26, 2019, at 8:00 A.M., Eastern Daylight Saving Time.

The proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted "FOR" the Election of Directors, and "FOR" Proposals 2 and 3.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)